Exhibit 10.425

_______________________________________________________________

LOAN AGREEMENT

Dated as of February 15, 2018

among

CP PROPERTY HOLDINGS, LLC, NORTHWEST PROPERTY HOLDINGS, LLC and ATTALLA NURSING ADK, LLC

as Borrowers,

HEARTH & HOME OF OHIO, INC.,

as Guarantor,

ADCARE PROPERTY HOLDINGS, LLC,

as Guarantor and Borrower,

REGIONAL HEALTH PROPERTIES, INC.,

as Guarantor,

and

PINECONE REALTY PARTNERS II, LLC,
as Lender

Page

ARTICLE I.DEFINITIONS; PRINCIPLES OF CONSTRUCTION		1
1.1	Specific Definitions	1
1.2	Other Interpretive Provisions	23
1.3	Accounting Terms.	23
1.4	Rounding	24
1.5	Times of Day	24
ARTICLE II.GENERAL LOAN TERMS		24
2.1	The Loans	24
2.2	Interest; Monthly Payments.	25
2.3	Loan Repayment	27
2.4	Application of Proceeds	27
2.5	Optional Prepayment	27
2.6	Intentionally Omitted.	27
2.7	Intentionally Omitted.	27
2.8	Evidence of Indebtedness	27
2.9	Intentionally Omitted.	28
2.10	Fees.	28
ARTICLE III.INTENTIONALLY OMITTED.		29
ARTICLE IV.COLLATERAL AND GUARANTY.		29
4.1	Grant of Liens and Security Interests in Collateral	29
4.2	Title Insurance, Surveys, etc	30
4.3	Representations and Covenants Regarding Mortgage Collateral.	30
4.4	Guaranty	30
ARTICLE V.CONDITIONS TO CLOSING.		31
5.1	Closing	31
5.2	Conditions of the Loans	31
5.3	Post-Closing Conditions	33
ARTICLE VI.REPRESENTATIONS AND WARRANTIES.		33
6.1	Organization	33

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(continued)

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6.2	Authorization; Enforceability	33
6.3	No Conflicts	33
6.4	Litigation	33
6.5	No Defaults	34
6.6	Restrictive Agreement	34
6.7	Title	34
6.8	No Bankruptcy Filing	35
6.9	Solvency	35
6.10	Full and Accurate Disclosure	35
6.11	Tax Filings	35
6.12	No Plan Assets	35
6.13	Compliance	36
6.14	Contracts	36
6.15	Federal Reserve Regulations; Investment Company Act	36
6.16	Easements; Utilities and Public Access	36
6.17	Physical Condition	36
6.18	Fraudulent Transfer	37
6.19	Ownership of RHP Parties	37
6.20	Intercompany Indebtedness	37
6.21	Compliance with Environmental Laws	37
6.22	Hazardous Materials	37
6.23	Employee Matters	38
6.24	Intellectual Property	38
6.25	Healthcare Authorizations	38
6.26	HIPAA/HITECH Compliance	38
6.27	Reimbursement; Third-Party Payors	39
6.28	Other Healthcare Regulatory Matters	39
6.29	Compliance with Healthcare Laws.	39
6.30	Intentionally Omitted.	41
6.31	Name; Principal Place of Business	41

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6.32	Federal Employer Identification Number	41
6.33	Material Contracts and Affiliate Agreements	41
6.34	Licensed Beds	41
6.35	Survival	41
ARTICLE VII.AFFIRMATIVE COVENANTS		42
7.1	Payment of Obligations, Indebtedness, Etc	42
7.2	Preservation of Existence, Etc	42
7.3	Maintenance of Properties	42
7.4	Access to Healthcare Facilities	42
7.5	Compliance With Laws	42
7.6	Books and Records	43
7.7	Inspection Rights; Field Audits	43
7.8	Intentionally Omitted	43
7.9	Landlord and Warehouse Agreements	43
7.10	Licenses	43
7.11	Healthcare Operations.	44
7.12	Operating Lease	45
7.13	Further Assurances	45
7.14	Insurance; Casualty; Condemnation.	46
7.15	Environmental Matters.	49
7.16	Security Interests	51
7.17	Expenses	52
7.18	Indemnity	52
7.19	Patriot Act Compliance.	53
7.20	Title to the Real Property	53
7.21	Right of First Refusal	54
7.22	Notice of Condemnation	54
7.23	Use of Proceeds	55
ARTICLE VIII.NEGATIVE COVENANTS.		55
8.1	Liens	55

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8.2	Investments	55
8.3	Indebtedness	55
8.4	Contingent Obligations	55
8.5	Loans	55
8.6	Fundamental Changes	55
8.7	Asset Dispositions	55
8.8	Distributions; Certain Other Payments or Repurchase of Shares	55
8.9	Change in Nature of Business; Change to Organization Documents	56
8.10	Transactions With Affiliates	56
8.11	Burdensome Agreements	56
8.12	Zoning	56
8.13	No Joint Assessment	56
8.14	Use of Proceeds	56
8.15	Change of Control	57
8.16	Dissolution and Transfers	57
8.17	Leases	57
8.18	Indebtedness Cancellation	57
8.19	Certain Accounting Changes	57
8.20	Healthcare Matters	58
8.21	Principal Place of Business; Location of Collateral	58
8.22	ERISA.	58
8.23	Arrangements with Referral Sources	59
8.24	Restrictive Agreements	59
8.25	IRS Form 8821	59
8.26	Swap Agreements	59
8.27	Conduct of Business	59
8.28	Federal Employer Identification Number	59
8.29	Operating Leases and Other Material Contracts	59
8.30	Publicity	59
8.31	Confidentiality	60

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8.32	Capital Expenditures	60
ARTICLE IX.COVENANTS OF RHP GUARANTOR.		61
9.1	Fixed Charge Coverage Ratio	60
9.2	Minimum Liquidity	60
9.3	Leverage	60
9.4	Minimum Occupancy	60
ARTICLE X.NOTICES AND REPORTING.		61
10.1	Notices	61
10.2	Notice of Litigation and Other Matters	61
10.3	Financial Statements, Compliance Certificates and Projections	63
10.4	Other Reports.	64
10.5	Accuracy of Information	64
10.6	Protected Health Information	64
ARTICLE XI.DEFAULTS AND REMEDIES.		65
11.1	Events of Default	65
11.2	Remedies.	68
11.3	Application of Payments After Event of Default or Exercise of Remedies.	69
11.4	Rights to Appoint Receiver	70
11.5	Assistance and Cooperation	71
11.6	License	71
11.7	Injunctive Relief	71
ARTICLE XII.PARTICIPATIONS AND ASSIGNMENTS.		71
12.1	Sale of Loans	71
ARTICLE XIII.EFFECTIVE DATE AND TERMINATION.		72
13.1	Effective Date and Termination	72
13.2	Effect of Termination	72
13.3	Survival	72
ARTICLE XIV.MISCELLANEOUS.		72
14.1	Intentionally Omitted.	72

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14.2	Intentionally Omitted.	72
14.3	Lender’s Discretion	72
14.4	Governing Law	73
14.5	Modification, Waiver in Writing, No Deemed Consent	74
14.6	Waiver of Trial by Jury	74
14.7	Waiver of Consequential Damages, Etc	74
14.8	Headings/Exhibits	74
14.9	Severability	75
14.10	Preferences	75
14.11	Waiver of Notice	75
14.12	Remedies of Credit Parties	75
14.13	Prior Agreements	75
14.14	Offsets, Counterclaims and Defenses	76
14.15	No Usury	76
14.16	Conflict; Construction of Documents	76
14.17	No Third Party Beneficiaries	76
14.18	Assignment	77
14.19	Set-Off	77
14.20	Counterparts	77
14.21	Intentionally Omitted.	77
14.22	Intentionally Omitted.	77
14.23	Release of Claims	78
14.24	Acting Through Agents	78

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LOAN AGREEMENT

THIS LOAN AGREEMENT is dated as of February 15, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) by and among CP PROPERTY HOLDINGS, LLC, a Georgia limited liability company, as borrower (the “CP Borrower”), NORTHWEST PROPERTY HOLDINGS, LLC, a Georgia limited liability company, as borrower (the “Northwest Borrower”), ATTALLA NURSING ADK, a Georgia limited liability company, as borrower (the “Attalla Borrower”), and ADCARE PROPERTY HOLDINGS, LLC, a Georgia limited liability company, as borrower and guarantor (“AdCare Holdco”; the CP Borrower, the Northwest Borrower, the Attalla Borrower and AdCare Holdco are collectively referred to herein as “Borrowers” and each as a “Borrower”); HEARTH & HOME OF OHIO, INC., a Georgia corporation, as guarantor (the “HHO Guarantor”), REGIONAL HEALTH PROPERTIES, INC. a Georgia corporation, as guarantor (the “RHP Guarantor”; the HHO Guarantor, AdCare Holdco and the RHP Guarantor are collectively referred to herein as “Guarantors” and each as a “Guarantor”); and PINECONE REALTY PARTNERS II, LLC, a Delaware limited liability company, as Lender (together with its successors and assigns, the “Lender”).

ARTICLE I.  DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1Specific Definitions. The following terms have the meanings set forth below:

Account:  any and all “accounts” (as that term is defined in the UCC) of any Borrower, whether now existing or hereafter arising.

Account Debtor:  any Person obligated on any Account owing to any Borrower.

ACH:  the Automated Clearing House or any successor reasonably acceptable to Lender.

AdCare Holdco:  the meaning set forth in the preamble to this Agreement.

Affiliate:  as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

Agreement:  the meaning set forth in the preamble to this Agreement.

Applicable Law:  all Laws applicable to any RHP Party or other Person, or any conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Asset Disposition:  a sale, lease, license, consignment, transfer, spin-off, split-off or other disposition of any property or assets of any RHP Party or any affiliate of any RHP Party, including a disposition in connection with a sale-leaseback transaction or synthetic lease.

Attalla Borrower:  the meaning set forth in the preamble to this Agreement.

Authorized Officer:  an officer of each Credit Party authorized to bind each respective Credit Party.  Any document delivered hereunder that is signed by an Authorized Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

Available Beds:  the number of all beds available at the Healthcare Facilities, which number is two thousand eight hundred ninety-seven (2,897) as of the Closing Date; provided that, for the purposes of any calculations to be made pursuant to the terms of this Agreement, such number shall not be increased or decreased without the prior written consent of Lender.

Award:  the meaning set forth in Section 7.14(d)(ii).

Bankruptcy Code:  Title 11 of the United States Code entitled “Bankruptcy”, as now or hereinafter in effect, or any successor statute.

Blocked Person:  any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

Borrower or Borrowers:  the meaning set forth in the preamble to this Agreement.

Business Day:  any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close by law or executive order.

Capital Expenditures:  for any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations attributable to that period) made in respect of the purchase, construction or other acquisition of fixed or capital assets, determined in accordance with GAAP.

Capital Lease:  any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure.

Capitalized Lease Obligations:  any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

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Cash Equivalents:  (i) obligations issued or guaranteed by the United States of America or any agency thereof, (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating) by a Rating Agency, (iii) certificates of time deposit and bankers” acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities, in each case of a commercial bank if (A) such bank has a combined capital and surplus of at least $500,000,000, or (B) such bank’s debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a Rating Agency, and (iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

Casualty:  the meaning set forth in Section 7.14(c)(i).

Casualty/Condemnation Account:  the Subaccount in which any Borrower shall deposit all Proceeds or Awards due to any Casualty or Condemnation for Lender.

Casualty Loss:  the meaning set forth in Section 10.2(k).

Casualty Proceeds:  (a) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to Collateral, and (b) payments received on account of any condemnation or other governmental taking of any of the Collateral.

CCP:  the meaning set forth in Section 6.28.

Change of Control:  with respect to each Credit Party, the result caused by the occurrence of any event or series of events which results in (i) a majority of the members of the board of directors or other equivalent governing body ceased to be composed of individuals (a) who were members of that board or equivalent governing body on the Closing Date, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (ii) the pledge, hypothecation, encumbrance or transfer of any interest in such Credit Party (directly or indirectly, beneficially, legally or otherwise) other than RHP Guarantor, unless approved in writing by Lender in its sole and absolute discretion.

Citation: any operational or physical plant deficiency with respect to any Healthcare Facility of which any RHP Party or Operator is notified in writing by any Governmental Authority or Government Reimbursement Program having regulatory or other oversight of such Healthcare Facility or the operations of such RHP Party or Operator at such Healthcare Facility, and with respect to which the potential penalty for such deficiency is a loss of licensure, decertification of such Healthcare Facility from participation in any Government Reimbursement Program, the appointment of a temporary manager for such Healthcare Facility, the denial of payment for new admissions to such Healthcare Facility, the initiation of state monitoring of such Healthcare Facility, or the closure of such Healthcare Facility.

Closing:  the meaning set forth in Section 5.1.

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Closing Date:  the meaning set forth in Section 5.1.

CMS: the Centers for Medicare & Medicaid Services or any Governmental Authority succeeding to any of its principal functions.

Code:  the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

Collateral:  the meaning set forth in Section 4.1(b).

Collateral Documents:  all Mortgages, agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Lender in Collateral securing all or part of the Obligations each in form and substance satisfactory to Lender, including the Guaranty, the Mortgages, the Pledge Agreement, the Tenant Estoppels, the SNDAs and all UCC financing statements.

Compliance Certificate:  a certificate executed by each Credit Party with respect to the compliance by such Credit Party with the terms, conditions and covenants set forth in this Agreement as of the date of such certificate, which certificate shall be substantially in the form of Exhibit A.

CON:  any certificate of need or similar license which determines that there is a need for a healthcare facility at a particular location or within a certain geographic region.

Condemnation:  the meaning set forth in Section 7.14(d)(i).

Consolidated EBITDAR:  for any period, Consolidated Net Income for such period plus, without duplication, to the extent deducted in determining Consolidated Net Income, the sum of (a) Consolidated Interest Expense for such period, plus, (b) expense for income taxes paid or accrued for such period, plus, (c) all amounts attributable to the amount of the provision for depreciation and amortization, plus, (d) the amount of other non-cash charges (other than the write-down of current assets), plus, (e) extraordinary losses (as determined in accordance with GAAP) not in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) unless approved in writing by Lender, plus, (f) Consolidated Rent Expense for such period, minus, to the extent included in Consolidated Net Income for such period, extraordinary gains for such period (as determined in accordance with GAAP), all calculated for the RHP Parties on a Consolidated Basis.

Consolidated Fixed Charges:  for any period, the sum of (a) Consolidated Total Debt Service for such period, (b) Consolidated Rent Expense for such period.

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Consolidated Interest Expense: for any period, the sum of (a) total interest expense (including attributable to Capital Lease Obligations in accordance with GAAP) for such period, plus (b) for such period, fees with respect to all outstanding Indebtedness including capitalized interest, but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing, all calculated for the RHP Parties on a Consolidated Basis.

Consolidated Net Income:  for any period, the net income (or loss) calculated for the RHP Parties on a Consolidated Basis.

Consolidated Rent Expense: for any period, the total rent expense (or comparable entry) recorded by the RHP Parties on a Consolidated Basis.

Consolidated Total Assets: as of the date of determination, the total amount of all assets of the RHP Parties on a Consolidated Basis as of the last day of the period for which the RHP Guarantor’s most recent financial statements were delivered prior to such date of determination.

Consolidated Total Debt Service:  for any period, the sum of (a) all payments of regularly scheduled amortization of principal made or required to be made (other than at maturity) for such period in respect of Consolidated Total Indebtedness, plus (b) Consolidated Interest Expense for such period, all calculated for the RHP Parties on a Consolidated Basis.

Consolidated Total Indebtedness:  as of any date of determination, the sum of the aggregate principal amount of all Indebtedness (including Capitalized Lease Obligations) of the RHP Parties on a Consolidated Basis.

Consumer Price Index:  the meaning set forth in Section 7.14(a)(xi).

Contingent Obligation:  as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

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Contractual Obligation:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Control:  with respect to any Person, either (i) ownership directly or indirectly of more than 50% of all Equity Interests in such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.

Coosa Loan: the meaning set forth in Section 7.21.

CP Borrower:  the meaning set forth in the preamble to this Agreement.

Credit Parties:  Borrowers and Guarantors, collectively.

Credit Party:  any of the Credit Parties, individually.

Debtor Relief Laws:  the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default:  the occurrence of any event under any Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.

Default Rate:  at any time, a rate per annum equal to the lesser of (i) the maximum rate permitted by Applicable Law, or (ii) the per annum effective rate of interest otherwise applicable at such time to the Loans plus an additional five percent (5%).

Derivative Obligations:  every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

Distributions:  any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any RHP Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, repurchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to any RHP Party’s stockholders, partners or members (or the equivalent Person thereof).

Documents:  any and all “documents” (as that term is defined in the UCC), whether now existing or hereafter arising.

Dollars and $:  lawful money of the United States.

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Early Termination Fee:  with respect to the repayment or prepayment (or acceleration, expressly including acceleration as a result of an Event of Default pursuant to Section 11.1(f)), of any Loan on or before the first anniversary of the Closing Date, an amount equal to (a) the amount of Principal being repaid or prepaid (or the amount of Principal so accelerated) times (b) the Remaining Days divided by 360 times (c) the Interest Rate.

Environmental Laws:  any and all Laws pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or cleanup that apply to any Credit Party or otherwise in connection with the Property and relate to Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

Environmental Notice:  a notice (whether written or oral) from any Governmental Authority or other Person of any possible material noncompliance with, investigation of a possible material violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any material Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release:  a release as defined in or under any Environmental Law.

Equipment:  all equipment of any Person, including all machinery, equipment, rolling stock, furnishings and fixtures, leasehold improvements, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, and accessories installed thereon or affixed thereto and all Proceeds of any of the foregoing.

Equity Interests:  with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in, including membership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in, including membership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in, including membership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting or preferred or common, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

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ERISA:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

ERISA Affiliate:  all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with each RHP Party, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.

Event of Default:  the meaning set forth in Section 11.1.

Expenses:  (i) any and all costs, fees and expenses of Lender in connection with the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, the other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective,  (ii) any and all costs, fees and expenses of Lender in connection with the enforcement of Lender’s rights hereunder, or the collection of any payments owing from, the Credit Parties under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of Lender hereunder and under the other Loan Documents, and (iii) any and all costs, fees and expenses of Lender in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a “work-out” or of any Insolvency Proceedings, or otherwise, and including with respect to clauses (i), (ii) and (iii) above, any lien, litigation and other search costs, the fees, expenses and disbursements of legal counsel for Lender, including the charges of internal legal counsel, any fees or expenses incurred by Lender under Section 7.7 for which any Credit Party are obligated thereunder, and charges of any expert, appraiser, auditor or other consultant to Lender.

Extraordinary Receipt:  any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance, indemnity payments, purchase price adjustments and Net Proceeds of any Asset Disposition or of any Refinancing Indebtedness.

Finance Fee:  the meaning set forth in Section 2.10(b).

First Priority:  with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject other than Permitted Liens.

Fiscal Quarter:  the fiscal period of the Credit Parties ending on March 31, June 30, September 30 and December 31 in each Fiscal Year.

Fiscal Year:  the fiscal year of Credit Parties ending on December 31 in each calendar year.

Fitch:  the meaning set forth in the definition of Rating Agency.

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Fixed Charge Coverage Ratio:  for any period, the ratio of (i) Consolidated EBITDAR for such period to (ii) Consolidated Total Debt Service, plus Consolidated Rent Expense.

GAAP:  generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

Government Account Debtor:  an Account Debtor that is a Government Reimbursement Program.

Government Lists:  (i) the Specially Designated Nationals and Blocked Persons lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified any RHP Party in writing is now included in “Governmental Lists”, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified any RHP Party in writing is now included in “Governmental Lists”.

Government Reimbursement Program:  (i) Medicare, (ii) Medicaid, (iii) TRICARE, (iv) the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq. or the Civilian Health and Medical Program of the Uniformed Services under 10 U.S.C. §§ 1079 and 1086, or (v) any agent, administrator, intermediary or carrier for any of the foregoing.

Governmental Authority:  any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) now or hereafter in existence.

Governmental Authorization:  any permit, license, registration, authorization, certificate, accreditation, plan, directive, consent order or consent decree of or from, or notice to, any Governmental Authority.

GSE:  the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal Housing Administration (FHA), or any successor thereto, including any successor Governmental Authority.

Guarantor or Guarantors:  the meaning set forth in the preamble to this Agreement, and shall also include each other Person, if any, who on or after the Closing Date guarantees the payment and performance of the Obligations.

Guaranty:  the meaning set forth in Section 4.1.

Hazardous Materials:  any and all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

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Healthcare Authorizations:  any and all Governmental Authorizations and permits, licenses, authorizations, certificates, certificates of need, accreditations and plans of third-party accreditation agencies (such as the Joint Commission) and Non-Government Payors (a) necessary to enable any RHP Party to engage in the Healthcare Services, participate in and receive payment under Government Reimbursement Programs and plans of Non-Government Payors or otherwise continue to conduct its business as it is conducted on the Closing Date or (b) required under any Law relating to any Government Reimbursement Program or Law applicable to HMOs, PPOs, healthcare-related insurance companies, or Persons engaged in the Healthcare Services or (ii) issued or required under Healthcare Laws applicable to the ownership of a Healthcare Facility.

Healthcare Facility:  each facility owned or leased by any RHP Party from which any Operator or other Person furnishes goods or services, and includes any business location of any Person which is subject to any Healthcare Authorization.

Healthcare Facilities:  each Healthcare Facility, collectively.

Healthcare Laws:  any and all Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as nursing homes, skilled nursing facilities, clinics, assisted living facilities, independent living facilities, mental health facilities, memory care facilities, rehabilitation hospitals, intermediate care facilities and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including (a) all federal and state fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), the federal health care program exclusion provisions (42 U.S.C. §1320a‑7) and the Civil Monetary Penalties Act (42 U.S.C. §1320a‑7a), (b)  HIPAA/HITECH, (c) Medicare, (d) Medicaid, (e) quality of medical care and accreditation standards and requirements of all applicable state Laws or regulatory bodies, (f) all laws, policies, procedures, requirements and regulations pursuant to which Healthcare Authorizations are issued, (g) all HUD regulatory agreements and other HUD regulations, restrictions, requirements, policies, guidelines, manual provisions and administrative guidance, and (h) any and all other applicable healthcare laws, regulations, restrictions, requirements, policies, guidelines, manual provisions and administrative guidance, each of (a) through (h) as may be amended from time to time.

Healthcare Services:  providing or arranging to provide or administering, managing or monitoring healthcare services, long-term care or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

HHO Guarantor:  the meaning set forth in the preamble to this Agreement.

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HIPAA/HITECH:  individually or collectively, the Health Insurance Portability and Accountability Act of 1996, commonly referred to as “HIPAA”, and the Health Information Technology for Economic and Clinical Health Act, commonly referred to as “HITECH”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

HIPAA/HITECH Compliance Date:  the meaning set forth in Section 6.26.

HIPAA/HITECH Compliance Plan:  the meaning set forth in Section 6.26.

HIPAA/HITECH Compliant:  the meaning set forth in Section 6.26.

HUD:  the United States Department of Housing and Urban Development and any successor thereto.

Improvements:  means all buildings, structures and fixtures of every kind and nature situated upon the Real Property, including any Healthcare Facility operated on such Real Property.

Indebtedness:  without duplication, (a) all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several, and whether or not a reserve has been established therefor, including reserves required by GAAP for self-insured retention in respect of professional and/or general liability claims) of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all Capitalized Lease Obligations of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all Derivative Obligations of such Person, (g) all Contingent Obligations, (h) all liabilities of any partnership or joint venture of which such Person is a general partner or joint venturer, and (i) all obligations of such Person to make any payment in connection with any warrants or any other Equity Interests including any put, purchase, redemption, retirement, defeasance or mandatory dividends, of such Person or any Affiliate thereof.

Indemnified Liabilities:  the meaning set forth in Section 7.18.

Indemnified Party:  the meaning set forth in Section 7.18.

Initial Rate:  the meaning set forth in Section 2.2(a).

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Insolvency Proceeding:  with respect to any Person, (a) a case, action or proceeding with respect to such Person:  (i) before any court or any other Governmental Authority under any Debtor Relief Law, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Insurance Premiums:  all insurance premiums and other similar charges in connection with the insurance required to be carried by each RHP Party pursuant to this Agreement or the other Loan Documents.

Insured Casualty:  the meaning set forth in Section 7.14(c)(ii).

Insured Condemnation:  the meaning set forth in Section 7.14(d)(ii).

Intellectual Property:  all intellectual and similar property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.

Interest Rate:  the meaning set forth in Section 2.2(a).

Inventory:  any and all “inventory” (as that term is defined in the UCC) of any Person, whether now existing or hereafter arising.

Investment:  as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of the properties and assets or Equity Interests or other securities of another Person, including the acquisition, operation, management or lease of any healthcare facility other than the Healthcare Facilities owned by any RHP Party as of the Closing Date, (b) a loan, advance or capital contribution to, assumption of debt of, or purchase or other acquisition of any other debt or Equity Interests in, another Person, including any partnership, membership or joint venture interest in such other Person and any arrangement pursuant to which the investor provides a Contingent Obligation for such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

IRS:  the United States Internal Revenue Service, or any Governmental Authority succeeding to any of its principal functions.

Joint Commission:  the Joint Commission for Accreditation of Healthcare Organizations or other similar agency.

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Laws:  collectively, all international, foreign, federal, state and local statutes, laws (including common law), treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, authorities, rulings, decrees, judgments, writs, injunctions, orders, awards or opinions, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, in each case whether or not having the force of law.

Leases:  all leases, subleases, sub-subleases, licenses, usufructs and other agreements or arrangements heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, any Healthcare Facility (including any Property), including any guarantees, extensions, renewals, modifications or amendments thereof and all additional remainders, reversions and other rights and estates appurtenant thereunder, including leases of real property entered into by the RHP Parties with third party lessors and including the Operating Leases.

Legal Requirements:  statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any RHP Party, any Loan Document or all or part of the Healthcare Facility or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to any RHP Party, at any time in force affecting all or part of any Healthcare Facility.

Lender:  the meaning set forth in the introductory paragraph hereto.

Lender Affiliate:  with respect to Lender, any Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with Lender.

License:  any license or agreement under which any RHP Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of property, the operation of any Healthcare Facility or any other conduct of its business.

Licensor:  any Person from whom any RHP Party obtains the right to use any Intellectual Property.

Lien:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

Loan or Loans:  the meaning set forth in Section 2.1 of this Agreement.

Loan Amount:  the Loan Amount for each Borrower’s Loan shall be the applicable Principal Amount shown opposite such Borrower’s name in the table set forth in Section 2.1.

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Loan Commitment:  Lender’s commitment to make the Loans under this Agreement.

Loan Documents:  this  Agreement, all Collateral Documents, the Notes, the Guaranty, the Pledge Agreement, the RHP Guarantor Note, the Tenant Estoppels, the SNDAs and all other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender or any Lender in connection with the Loans or the transactions contemplated by this Agreement, as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time.

Material Adverse Effect:  (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Healthcare Facility, any RHP Parties, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Lender’s Liens on any material Collateral; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

Material Contract: the Leases (including Operating Leases) and any other contract or other arrangement, whether written or oral, to which any RHP Party or any Operator is a party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to any RHP Party, (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect, (c) that relates to other Indebtedness, or (d) that provides for or relates to the operation of any Healthcare Facility.

Medicaid:  collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

Medicare:  collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

Minimum Liquidity: as of any date, the sum of the following for the RHP Parties on a Consolidated Basis as of such date: (a) unrestricted cash on hand, plus (b) unrestricted Cash Equivalents.

Minor Casualty:  the meaning set forth in Section 7.14(c)(ii).

Minor Condemnation:  the meaning set forth in Section 7.14(d)(ii).

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Moody’s:  the meaning set forth in the definition of Rating Agency.

Mortgage:  each of, and Mortgages shall mean the collective reference to, each Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing and each Deed to Secure Debt, Assignment of Rents and Leases, Security Agreement and Fixture Filing, as applicable, executed by any Mortgagor on or about the Closing Date in favor of Lender, by which such Mortgagor has granted to Lender, as security for repayment of the Loan made to such Mortgagor and such Mortgagor’s other Obligations, a Lien upon the Real Property of such Mortgagor, as the same may be amended, restated or supplemented from time to time.

Mortgage Collateral:  the meaning set forth in Section 4.1(a).

Mortgagor:  each of the CP Borrower, the Northwest Borrower and the Attalla Borrower.

Net Proceeds:  with respect to an Asset Disposition or any Refinancing Indebtedness, proceeds (including, when received, any deferred or escrowed payments) received by any RHP Party in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Indebtedness secured by a Permitted Lien senior to Lender’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

New Facility:  the meaning set forth in Section 7.21.

Non-Government Account Debtor:  an Account Debtor that is not a Government Reimbursement Program.

Non-Government Payors:  any Third-Party Payors other than the Government Reimbursement Programs.

Northwest Borrower:  the meaning set forth in the preamble to this Agreement.

Number of Available Beds:  for any period, the product of (a) the Available Beds for such period times (b) the number of days for such period.

Number of Resident Days:  for any period, the number of days Available Beds were occupied.

Notice:  the meaning set forth in Section 10.1.

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Obligations:  any and all existing and future debts, liabilities and obligations of every kind or nature at any time owing by any Credit Party to Lender or any Lender Affiliate, whether under this Agreement or any other Loan Document, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Credit Party, whether or not a claim for such post-commencement interest is allowed), including debts, liabilities and obligations in respect of the Loans and any extensions, modifications, substitutions, increases and renewals thereof; the payment of all amounts advanced by Lender or any Lender Affiliate to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by Lender or any Lender Affiliate.

Occupancy:  as of the applicable Occupancy Test Period, the ratio of the average Number of Resident Days to the average Number of Available Bed Days.

Occupancy Test Period:  a period ending on the last day of each Fiscal Quarter and comprised of the three (3) most recent calendar months then ended (taken as one accounting period).

OFAC:  the meaning set forth in the definition of Government Lists.

Ongoing Rate:  the meaning set forth in Section 2.2(a).

Operating Lease:  any Lease of or relating to any Healthcare Facility by or from any RHP Party to an Operator, any ancillary documents pertaining thereto (including any operations transfer agreement or similar agreement governing transfer of the operations for any Healthcare Facility to Operator) and all amendments to and extensions of any of the foregoing, all in a form approved by Lender in writing.

Operator:  (a) each Person that is properly licensed to operate a Healthcare Facility under all applicable Healthcare Laws and is named as an Operator for such Healthcare Facility on Schedule 2 hereto and (b) any Person with whom any RHP Party or any Person under clause (a), above, has contracted for management, administration or operation of a Healthcare Facility.

Operators:  each Operator, collectively.

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Organization Documents:  (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

Patriot Act:  the meaning set forth in Section 7.19(a).

Patriot Act Offense:  any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act.  “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

Payment Date:  the meaning set forth in Section 2.3(a).

PBGC:  the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any of its principal functions.

PDF:  the meaning set forth in Section 14.21.

Permitted Asset Disposition:  as long as no Event of Default exists, an Asset Disposition that is (a) a sale of Inventory in the ordinary course of business; (b) a disposition of Equipment or any other Personalty that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $100,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the ordinary course of business; or (d) approved in writing by Lender.

Permitted Contingent Obligations:  (a) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (b) Contingent Obligations incurred in the ordinary course of business with respect to surety, appeal or performance bonds or other similar obligations; provided, that, the aggregate amount of all such obligations in clauses (a) and (b) above shall not exceed, at any one time, One Hundred Thousand Dollars ($100,000.00).

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Permitted Distributions:  Distributions by (a) any RHP Party in cash, provided that (i) prior to and after giving effect to such Distribution, no Default or Event of Default exists, (ii) prior to and after giving effect to such Distribution, the Credit Parties demonstrate to the satisfaction of Lender that they are in compliance on a pro forma basis with all covenants set forth in the Loan Documents, and (iii) not less than ten (10) days prior written notice of such Distribution is provided to Lender before such Distribution is made, and (b) any RHP Party (other than the RHP Guarantor) of cash received by or paid to such RHP Party in the ordinary course of business and, for the avoidance of doubt, not received by such RHP Party as an Extraordinary Receipt.

Permitted Encumbrances:  (i) the Liens created by the Loan Documents, (ii) all Liens and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for taxes or other charges not yet due and payable and not delinquent, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within thirty (30) days after any Credit Party first receives notice of such Lien and (v) such other title and survey exceptions as Lender approves in writing in Lender’s discretion.

Permitted Indebtedness:  (a) Indebtedness to Lender in connection with the Loans or otherwise pursuant to the Loan Documents; (b) unsecured trade payables incurred in the ordinary course of a RHP Party’s business and which do not remain unpaid more than sixty (60) days after the due date thereof; (c) purchase money Indebtedness (including Capitalized Lease Obligations) hereafter incurred by any RHP Party’s to finance the purchase of fixed assets; provided that, (i) such Indebtedness outstanding in the aggregate at any time in any Fiscal Year shall not exceed One Hundred Thousand Dollars ($100,000.00) and, (ii) such Indebtedness shall not exceed the purchase price of the assets funded; (d) Indebtedness existing on the Closing Date that is identified and described  under the heading “Permitted Indebtedness” on Schedule 1 hereto; (e) Refinancing Indebtedness; (f) Subordinated Indebtedness and (g) Indebtedness attributable to accrued and unpaid dividends on any Equity Interests in the RHP Guarantor.

Permitted Investments:  With respect to any RHP Party, (a) Investments existing on the Closing Date that are disclosed under the heading “Permitted Investments” on Schedule 1 hereto, (b) Cash Equivalents, and (c) any loans permitted under Section 8.5 of this Agreement.

Permitted Liens:  With respect to any RHP Party, (a)  Liens securing taxes, assessments or governmental charges or levies not delinquent; (b) Liens incurred or deposits made in the ordinary course of business by any RHP Party in connection with workers’ compensation, unemployment insurance, social security and other like laws; (c) Liens on fixed assets securing purchase money Indebtedness permitted under the definition of Permitted Indebtedness; provided that, (i) such Lien attached to such assets concurrently, or within twenty (20) days of the acquisition thereof, and only to the assets so acquired, and (ii) a description of the asset acquired is furnished to Lender; and (d) Liens existing on the Closing Date and disclosed under the heading “Permitted Liens” on Schedule 1 hereto; (e) Liens in favor of Lender securing the Obligations; and (f) Liens securing Refinancing Indebtedness.

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Person:  any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, Governmental Authority, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Personalty:  the meaning set forth in Section 4.1(a).

Plan:  (i) an employee benefit or other plan established or maintained by any RHP Party or any ERISA Affiliate or any such Plan or to which any RHP Party or any ERISA Affiliate makes or is obligated to make contributions and (ii) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

Pledge Agreement:  the Pledge Agreement executed by AdCare Holdco on the Closing Date for the benefit of Lender, by which AdCare Holdco has pledged to Lender, as security for repayment of the Loan made to AdCare Holdco and AdCare Holdco’s other Obligations, its Equity Interests in certain Subsidiaries of AdCare Holdco and its interest in the RHP Guarantor Note, as the same may be amended, restated or supplemented from time to time.

Pledged Collateral:  the meaning set forth in Section 4.1(b).

Policies:  all policies of insurance.

Prepayment Premium:  with respect to any repayment or prepayment of Principal of any Loan (or acceleration of such Loan, expressly including acceleration as a result of an Event of Default pursuant to Section 11.1(f)), an amount equal to (a) the amount of Principal being repaid or prepaid (or the amount of Principal so accelerated) times (b) one percent (1%).

Principal:  the meaning set forth in Section 2.1.

Proceeds:  the meaning set forth in Section 7.14(c)(ii).

Promissory Note:  any of those certain notes in the form of Exhibit B attached hereto, delivered by each Borrower to Lender to evidence Lender’s Loan made to such Borrower pursuant to this Agreement.

Property:  the Real Property and the related Personalty owned by any Borrower and encumbered by a Mortgage; together with all rights pertaining to such Real Property and Personalty, and all other collateral for the Loan secured thereby as more particularly described in such Mortgage.

Qualified Carrier:  the meaning set forth in Section 7.14(a)(xi).

Rating Agency:  each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc., a division of Fitch Ratings Ltd. (“Fitch”) or any other nationally-recognized statistical rating organization to the extent any of the foregoing have been engaged by Lender or its designee in connection with or in anticipation of any Secondary Market Transaction.

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Real Property: each parcel of land and the Improvements thereon owned by any Mortgagor and located at the locations described on Schedule 12.

Refinancing Indebtedness:  Indebtedness incurred by an RHP Party as a borrower (but not as a guarantor) after the Closing Date to refinance existing Indebtedness of such RHP Party that is secured by a first lien on a Healthcare Facility owned by such RHP Party; provided that (a) such Indebtedness is refinanced with a GSE or HUD-insured loan with a lender providing long-term, fixed rate loans, and (b) Lender’s prior written consent shall be required for any such refinancing that generates Net Proceeds, and provided further, that the foregoing shall not be construed to mean or permit a guarantee by any RHP Party of any refinancing of Indebtedness or any other Contingent Obligation of any RHP Party with respect to any such refinancing.

Remaining Days:  with respect to any Loan, the number of days remaining from the date of any repayment or prepayment of Principal of such Loan (or the termination or acceleration of the Loan, expressly including acceleration as a result of an Event of Default pursuant to Section 11.1(f)) to the date that is thirteen (13) months after the Closing Date.

Rents:  all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of any Mortgagor or any of its agents or employees from any and all sources arising from or attributable to any Property, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of such Property or rendering of services by any Mortgagor or any of its agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

Required Insurance:  insurance required to be maintained on all properties and assets of each RHP Party pursuant to the terms and conditions of this Agreement.

Restoration:  the meaning set forth in Section 7.14(e)(i).

Restrictive Agreement:  an agreement (other than a Loan Document) that conditions or restricts the right of any RHP Party to incur or repay Indebtedness, to grant Liens on any assets, to declare or make Distributions or to modify, extend or renew any agreement evidencing Indebtedness.

RHP Guarantor:  the meaning set forth in the preamble to this Agreement.

RHP Guarantor Note:  that certain note in the form of Exhibit C attached hereto, executed by the RHP Guarantor to AdCare Holdco to evidence AdCare Holdco’s loan made to the RHP Guarantor in the original principal amount of $3,500,000.00, as the same may be amended, restated and supplemented from time to time.

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RHP Parties:  the RHP Guarantor, the other Credit Parties, and all of their respective Subsidiaries, collectively.

RHP Parties on a Consolidated Basis:  the consolidation in accordance with GAAP of the accounts or other items of the RHP Guarantor and its Subsidiaries.

RHP Party:  any of the RHP Parties.

Royalties:  all royalties, fees, expense reimbursements and other amounts payable by any RHP Party under a License.

S&P:  the meaning set forth in the definition of Rating Agency.

Scheduled Maturity Date:  August 15, 2020.

SEC:  the United States Securities and Exchange Commission and any successor thereto.

Significant Casualty:  the meaning set forth in Section 7.14(c)(ii).

Significant Condemnation:  the meaning set forth in Section 7.14(d)(ii).

SNDA:  each of those certain Subordination, Non-Disturbance and Attornment Agreements, executed by a Mortgagor, Lender and the applicable Operator party thereto.

SNDAs:  each SNDA, collectively.

Solvent:  with respect to any Person on a particular date, that on such date:  (a) the fair value of the assets of such Person (including guarantees and credit enhancements for the benefit of the Person) is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, including contingent liabilities, and other commitments as they mature in the normal course of business, and (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature.

Subordinated Indebtedness:  Indebtedness of RHP Guarantor incurred after the Closing Date that is expressly subordinated to the Obligations (and all liabilities of RHP Guarantor to Lender and all rights of Lender with respect thereto) and to all existing or future unsecured Indebtedness of RHP Guarantor (including any and all guaranties and deficiency claims by or against RHP Guarantor) in a manner satisfactory to Lender, and which Indebtedness contains terms, including payment terms, satisfactory to Lender.

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Subsidiary:  of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of any RHP Party.

Taxes:  any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by Lender’s or any Lender’s net income or receipts.

Tenant Estoppel: that each tenant estoppel certificate, executed by any RHP Party that owns or leases a Healthcare Facility and its Operator in favor of the Lender.  Tenant Estoppels:  each Tenant Estoppel, collectively.

Terrorism Premium Cap:  the meaning set forth in Section 7.14(a)(xi).

Test Period:  a period ending on the last day of each calendar month and comprised of the twelve (12) most recent calendar months then ended (taken as one accounting period), or such other period as specified in this Agreement.

Third-Party Payor:  Government Reimbursement Programs, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future reimburses providers for Healthcare Services.

Third-Party Payor Programs:  all payment and reimbursement programs, sponsored by a Third-Party Payor, in which any RHP Party or Operator, as applicable, participates.

Title Insurance Policy:  the ALTA mortgagee title insurance policy or policies in the form acceptable to Lender issued with respect to each Real Property and insuring the Lien of each Mortgage.

TRICARE:  the program administered pursuant to 10 U.S.C. Section 1071 et seq.), Sections 1320a‑7 and 1320a‑7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

UCC:  the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction or jurisdictions.

U.S. Person: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

Welfare Plan:  an employee welfare benefit plan, as defined in Section 3(1) of ERISA.

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1.2Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document and any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, extended, supplemented or otherwise modified in writing from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof,” “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) unless otherwise specified, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)There will be no presumption against any party (or its counsel) on the ground that such party (or its counsel) was responsible for preparing this Agreement, any other Loan Document or any part thereof.

1.3Accounting Terms.

(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

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(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and any credit Party or Lender shall so request, Lender and such Credit Party shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) such Credit Party shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4Rounding. Any financial ratios required to be maintained by a Credit Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.  GENERAL LOAN TERMS

2.1The Loans. On the Closing Date, the Lender agrees to make each of the following loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower, and in the original principal amount (the “Principal”), indicated below:

Borrower	Principal Amount
CP Borrower	$2,500,000.00
Northwest Borrower	$2,000,000.00
Attalla Borrower	$8,250,000.00
AdCare Holdco	$3,500,000.00

Each Loan shall mature on the Scheduled Maturity Date.  Lender has advanced the entire Principal amount of each Loan to the applicable Borrower on the date hereof in accordance with each Borrower’s written instructions.  Each Borrower acknowledges receipt of its Loan, the proceeds of which are being and shall be used for:  (a) payment of fees and Expenses incurred in connection with this Agreement; (b) with respect to each Mortgagor, refinancing or termination on the Closing Date of first and second lien mortgages securing Indebtedness of such Mortgagor; (c) with respect to AdCare Holdco, funding of the RHP Guarantor Note and (d) general corporate purposes.  No amount repaid in respect of any Loan may be reborrowed.

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2.2Interest; Monthly Payments.

(a)Interest Rate.  Each Loan shall bear interest at a fixed rate per annum equal to: (i) ten percent (10%) per annum (the “Initial Rate”)from and after the Closing Date until the date that is three (3) months thereafter and (ii) twelve and one-half percent (12.5%) per annum (the “Ongoing Rate”) from and after the date that is three (3) months after the Closing Date (the applicable interest rate pursuant to clause (i) or (ii) being referred to hereinafter as the “Interest Rate”); provided, however, that, in the event (x) of any denial of payment for new admissions with respect to any Healthcare Facility (as a result of Medicare or Medicaid survey deficiencies or state monitoring or for any other reason) or (y) any Governmental Authority ceases to permit new residents or tenants to be admitted to any Healthcare Facility, the Interest Rate shall be increased by one percent (1%) per annum commencing thirty (30) days after receipt of notice by any Credit Party from Lender, any Governmental Authority or any Operator if a plan of correction has not been filed with the applicable Governmental Authority and shall be increased by an additional one percent (1%) per annum each month thereafter until a plan of correction has been filed with the applicable Governmental Authority.  One (1) day after the date that payments have been reinstated and admissions are permitted, the Interest Rate shall revert to the Interest Rate provided in clause (i) or (ii) of this Section 2.2(a), as applicable.  The provisions of this Section 2.2(a) shall not derogate the Credit Parties obligation to file a plan of correction pursuant to Section 7.11(j).  Interest on the Loans shall be paid in arrears on the first (1st) day of each month and on the maturity of the Loans, whether by acceleration or otherwise.

(b)Default Rate.

(i)After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest applicable to all Loans shall be increased to the Default Rate.  All such increases may be applied retroactively to the date of the occurrence of the Event of Default.  Each Borrower agrees that the Default Rate payable to Lender is a reasonable estimate of the Lender’s damages and is not a penalty.  Each Borrower also acknowledges that (i) its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing its Loan, that, during the time that any monthly installment or payment under this Note is delinquent, Lender will incur additional costs and expenses arising from its loss of the use of the money due and from the adverse impact on Lender’s ability to meet its other obligations and to take advantage of other investment opportunities and that it is extremely difficult and impractical to determine any such additional costs and expenses; and (ii) during the time that any monthly installment or other payment due under such Borrower’s Note is delinquent, Lender’s risk of nonpayment of such Note will be materially increased and Lender is entitled to be compensated for such increased risk. Each Borrower further agrees that the increase in the rate of interest payable under its Note to the Default Rate represents a fair and reasonable estimate (taking into account all circumstances existing on the date hereof) of the additional costs and expenses Lender will incur by reason of Borrower’s delinquent payment and the additional compensation Lender is entitled to receive for the increased risks of nonpayment associated with a delinquent loan.

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(ii)All contractual rates of interest chargeable on outstanding Principal under each Loan shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(c)Computation of Interest and Related Fees.  All computations of interest and fees under the Loan Documents shall be made on the basis of a year of 360 days, as the case may be, and calculated for actual days elapsed.  The date of funding of each Loan shall be included in the calculation of interest while the date of payment of each Loan shall be excluded from the calculation of interest.

(d)Payments Generally.  All payments to be made by any Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off.  Except as otherwise expressly provided herein, all payments by any Borrower hereunder shall be made in Dollars immediately available to Lender, on behalf of Lender, by 11:00 a.m. on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrowers.  All payments received by Lender after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by any Borrower shall become due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(e)Intentionally Omitted.

(f)Taxes.  Any and all payments by any Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future Taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded Taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 2.2(f) as “Applicable Taxes”).  If any Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder, the following shall apply:  (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2(f), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.  Payments pursuant to this Section 2.2(f) shall be made within ten (10) days after the date Lender makes written demand therefor.  After prior notice to Lender, any Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Taxes or other charges, provided that (i) no Default or Event of Default has occurred and is continuing, (ii) such proceeding shall suspend the collection of the Taxes or such other charges, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which such Borrower is subject and shall not constitute a default thereunder, (iv) no part of or interest in the Property will be in danger of being sold, forfeited, terminated, canceled or lost, (v) such Borrower shall have furnished such

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security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or other charges, together with all interest and penalties thereon, which shall not be less than 125% of the Taxes and other charges being contested, and (vi) such Borrower shall promptly upon final determination thereof pay the amount of such Taxes or other charges, together with all costs, interest and penalties.  Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

2.3Loan Repayment. Each Borrower shall repay Principal of and interest on its Loan under this Agreement as follows:

(a)beginning on March 1, 2018 (the “First Payment Date”) and on the first day of each calendar month thereafter (each such date, including the First Payment Date, a “Payment Date”), all accrued and unpaid interest on the outstanding Principal balance of such Loan calculated at the Interest Rate; and

(b)on the Scheduled Maturity Date, the entire outstanding Principal balance of each Loan, together with accrued and unpaid interest, the Finance Fee and any other amounts due under the Loan Documents.

2.4Application of Proceeds. Except during the continuance of an Event of Default, all proceeds of repayment of any Loan, including any prepayments of such Loan, shall be applied by Lender as follows in the following order of priority:  First, to the Prepayment Premium, the Finance Fee and any other amounts then due and owing under the Loan Documents (including Expenses) with respect to such Loan; Second, accrued and unpaid interest on such Loan at the Interest Rate or Default Rate, if applicable; and Third, to the Principal amount of such Loan.  If an Event of Default shall occur and be continuing, all payments received by Lender upon the Loans and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied as set forth in Section 11.3.

2.5Optional Prepayment. From and after the date that is thirteen (13) months after the Closing Date, any Borrower, at its option, may prepay its Loan in full at any time upon at least thirty (30) but not more than sixty (60) days’ advance written notice to Lender, provided that on the date of such prepayment, there shall be due and payable (i) accrued interest on the Principal so prepaid to the date of the next Payment Date, (ii) the Finance Fee and (iii) with respect to any prepayment made on any date during the six (6) month period commencing on March 15, 2019 through and including September 15, 2019, the Prepayment Premium.  All Prepayment Premiums hereunder shall be deemed to be earned by Lender upon the funding of the Loans.

2.6Intentionally Omitted.

2.7Intentionally Omitted.

2.8Evidence of Indebtedness. Each Loan made by Lender to a Borrower shall be evidenced by a Promissory Note payable by the applicable Borrower to Lender in the Principal amount of such Loan.  Lender may attach schedules to each Promissory Note and endorse thereon the date, amount and maturity of the applicable Loan and payments with respect thereto.

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2.9Intentionally Omitted.

2.10Fees.

(a)Commitment Fee.  At Closing, each Borrower shall unconditionally pay to Lender, and Lender shall have fully earned, a non-refundable commitment fee (which at the election of Lender in its sole discretion, may take the form of original issue discount) equal to three percent (3%) of the original Principal amount of such Borrower’s Loan (the “Commitment Fee”).

(b)Finance Fee.  Each Borrower shall pay to Lender on the earliest of (i) the Scheduled Maturity Date, (ii) the date of payment in full of such Borrower’s Loan or (iii) the date of acceleration of the maturity of such Loan (expressly including acceleration as a result of an Event of Default pursuant to Section 11.1(f)), a nonrefundable finance fee equal to three percent (3%) of the original Principal amount of such Borrower’s Loan (the “Finance Fee”).

(c)Late Payment Charge.  Unless waived by Lender in writing, if any principal, interest or other sum due under any Loan Document is not paid by any Borrower on the date on which it is due, such Borrower shall pay to Lender, upon demand, an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law (the “Late Payment Charge”), in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Such amount shall be secured by the Loan Documents.

(d)Prepayment Premium.  Upon any repayment or prepayment by any Borrower of any principal of its Loan, including in connection with an acceleration of such Loan (expressly including acceleration as a result of an Event of Default pursuant to Section 11.1(f)), before the Scheduled Maturity Date, such Borrower shall pay to Lender on the date of such repayment or prepayment the Prepayment Premium applicable thereto pursuant to Section 2.5, except if a prepayment is the result of a Casualty or Condemnation.

(e)Early Termination Fee.  In the event any Loan is prepaid (in whole or in part) or is accelerated on or before the first anniversary of the Closing Date (except if such prepayment is the result of a Casualty or Condemnation), the Early Termination Fee in respect of such Loan shall be due and payable in full on the date of termination, together with all other Obligations, including all fees and Expenses due from Borrower to Lender.

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(f)Fee Computation; Fees Upon Early Termination.  All fees, premiums and charges payable under this Section 2.10 (i) shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable, and Lender’s determination thereof shall be conclusive and binding in the absence of manifest error; (ii) are a material inducement to Lender to extend credit and make the Loans to Borrowers and to enter into the transactions contemplated by the Loan Documents; (iii) shall be non-refundable and deemed fully earned when due and payable; and (iv) are not a penalty and will not require claim for, or proof of, actual damages.  In the event any Loan is prepaid in full or is accelerated (expressly including acceleration as a result of an Event of Default pursuant to Section 11.1(f)), then all fees, premiums and charges payable to Lender pursuant to this Section 2.10 shall be due and payable in full on the date of termination, together with all other Obligations, including all other fees and Expenses due and payable by the applicable Borrower to Lender.  All such fees, premiums and charges payable in the event of prepayment or an early termination (by acceleration or otherwise) are payable as liquidated damages and are a reasonable pre-estimate of the losses, costs and expenses that Lender would incur in the event of any prepayment or acceleration of any Loan.

ARTICLE III.  INTENTIONALLY OMITTED.

ARTICLE IV.  COLLATERAL AND GUARANTY.

4.1Grant of Liens and Security Interests in Collateral.

(a)Collateral Provided by Mortgagors.  As security for the performance and prompt payment in full of the Loan made to it and all its other Obligations, on the Closing Date each Mortgagor shall execute and deliver a Mortgage granting to Lender a First Priority Lien upon the Real Property owned by such Mortgagor and a First Priority Lien in all assets and rights and interests in or to all Equipment and all other personal property of such Mortgagor, whether tangible or intangible (the “Personalty”), and assigning to Lender all of such Mortgagor’s interest in Leases and Rents related to such Real Property (the Real Property, the Personalty and the Leases and Rents of each Mortgagor as described in its Mortgage being referred to herein, collectively, as the “Mortgage Collateral”).  If any Mortgagor shall acquire at any time or times hereafter any fee simple interest in other real property, such Mortgagor agrees promptly to execute and deliver to Lender, as additional security for such Mortgagor’s Obligations, a Mortgage satisfactory in form and substance to Lender covering such real property.  Each Mortgage shall be duly recorded (at such Mortgagor’s expense) in each office where such recording is required to constitute a valid First Priority Lien on the Real Property covered thereby.

(b)Collateral Provided by AdCare Holdco.  As security for the performance and prompt payment in full of the Loan made to it and all its other Obligations, on the Closing Date AdCare Holdco shall execute and deliver the Pledge Agreement pledging to the Lender (i) AdCare Holdco’s Equity Interests in certain of its Subsidiaries identified in Schedule 4.1(b) attached hereto and (ii) its interest in the RHP Guarantor Note (such Equity Interests, the RHP Guarantor Note and the other collateral described in the Pledge Agreement being collectively referred to herein as the “Pledged Collateral”; the Pledged Collateral and the Mortgage Collateral are collectively, referred to herein as the “Collateral”).

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4.2Title Insurance, Surveys, etc. In respect to its Mortgage, each Mortgagor shall deliver to Lender, at such Mortgagor’s expense, a mortgagee title insurance policy issued by a title insurance company satisfactory to Lender, which policy shall be in form and substance satisfactory to Lender and shall insure a valid First Priority Lien in favor of Lender on the Real Property covered thereby, subject only to Permitted Encumbrances and those other exceptions acceptable to Lender.  Each Mortgagor shall also deliver to Lender such other usual and customary documents as Lender may request, including with respect to the Real Property described in each Mortgage:  ALTA Surveys, appraisals, phase-I environmental reports, flood certifications (and, if applicable, acceptable flood insurance and FEMA form acknowledgements of insurance), zoning reports and such other reports as may be requested by Lender (the consultants retained for such reports, the scope of the reports and the results thereof all being satisfactory to Lender in its discretion).

4.3Representations and Covenants Regarding Mortgage Collateral.

(a)Representations and Warranties.  Each Mortgagor represents and warrants to Lender that, except for the Permitted Encumbrances, (i) its Mortgage shall create and will at all times constitute a valid, perfected First Priority Lien in all of such Mortgagor’s Mortgage Collateral and (ii) such Mortgagor is, or will be at the time additional Mortgage Collateral is acquired by such Mortgagor, the absolute owner of such additional Mortgage Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or Liens other than Permitted Encumbrances.

(b)Covenants.  Each Mortgagor, at its expense, agrees to forever warrant and defend its Mortgage Collateral from any and all claims and demands of any other person, other than holders of Permitted Encumbrances.  No Mortgagor shall, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any of its Mortgage Collateral or any of its other property, or permit any Lien to attach thereto (other than Permitted Liens and Permitted Encumbrances), or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c)Collateral Records.  Each Mortgagor shall execute and deliver promptly to Lender, from time to time, solely for Lender’s convenience in maintaining a record of the Mortgage Collateral, such written statements and schedules as Lender may require designating, identifying or describing the Mortgage Collateral.  The failure by any Mortgagor, however, to promptly give Lender such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

4.4Guaranty. On the Closing Date, Guarantors shall execute and deliver a guaranty agreement for the benefit of Lender, pursuant to which (i) the RHP Guarantor and AdCare Holdco shall jointly and severally guarantee the payment of the Loan made to the CP Borrower and all of the CP Borrower’s other Obligations, (ii) the RHP Guarantor and AdCare Holdco shall jointly and severally guarantee the payment of the Loan made to the Northwest Borrower and all of the Northwest Borrower’s other Obligations, (iii) the RHP Guarantor and the HHO Guarantor shall jointly and severally guarantee the payment of the Loan made to the Attalla Borrower and all of the Attalla Borrower’s other Obligations and (iv) the RHP Guarantor shall guarantee the payment of the Loan made to AdCare Holdco and all of AdCare Holdco’s other Obligations (as it may be amended, restated or supplemented from time to time, the “Guaranty”).

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ARTICLE V.  CONDITIONS TO CLOSING.

5.1Closing. Subject to the satisfaction of the conditions of this Article 5, the Loans shall be made available on such date (the “Closing Date”) and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof (“Closing”).

5.2Conditions of the Loans. The obligation of Lender to make the Loans hereunder is subject to satisfaction of the following conditions precedent:

(a)Lender shall have received all of the following, each of which shall be originals, telecopies or other electronic transmissions (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Credit Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Lender:

(i)executed counterparts of this Agreement;

(ii)with respect to each Loan, a Promissory Note executed by the applicable Borrower, payable to Lender in the original Principal amount of such Loan;

(iii)with respect to each Loan made to a Mortgagor, the Mortgage executed by such Mortgagor;

(iv)the RHP Guarantor Note executed by RHP Guarantor, payable to AdCare Holdco;

(v)the Pledge Agreement executed by AdCare Holdco;

(vi)the Guaranty executed by the Guarantors;

(vii)all other Collateral Documents and all other Loan Documents required by Lender to be executed on the Closing Date;

(viii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Credit Party as Lender may require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Loan Documents to which such Credit Party is a party;

(ix)such Organization Documents and certifications as Lender may require to evidence that each Credit Party is duly organized or formed, and that each Credit Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(x)a certificate signed by an Authorized Officer of each Credit Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Credit Party and the validity

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against such Credit Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xi)a certificate signed by an Authorized Officer of each Credit Party certifying:  (A) that the conditions specified in this Section 5.2 have been satisfied, (B) that there has been no event or circumstance since September 30, 2017 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) that no event or circumstance has occurred or exists that constitutes a Default or an Event of Default and (D) as to the solvency of such Credit Party as of the Closing Date and after giving effect to the Loans made on the Closing Date;

(xii)evidence that all Required Insurance has been obtained and is in effect; and

(xiii)correct and complete certified copies of the fully executed (i) Operating Lease and (ii) the nursing home licenses of each Operator, together with all applicable amendments thereto, all of which shall be acceptable to Lender in its sole and absolute discretion.

(b)Lender shall have received payment in full of all fees required to be paid under Section 2.10 on or before the Closing Date;

(c)Lender shall have received on or before the Closing Date, lien searches (including UCC, tax lien, and judgment searches) demonstrating the absence of Liens on the Collateral of Borrowers, the other Credit Parties other than Permitted Liens or Liens satisfied as of the Closing Date to the satisfaction of Lender;

(d)Lender shall have received:  (i) copies of all filing receipts and acknowledgments issued by the appropriate Governmental Authority to evidence recordation or filing necessary to perfect the Lien of Lender on the Collateral or other satisfactory evidence of such recordation and filing, and (ii) evidence that such Lien constitutes a First Priority Lien in favor of Lender, other than Liens to be satisfied as of the Closing Date to the satisfaction of Lender;

(e)Lender shall have received such financial statements, reports, certifications, and other operational information required to be delivered under this Agreement or otherwise required by Lender;

(f)The existing obligations of Credit Parties in connection with the creditors set forth on Schedule 5.2 hereto shall be terminated and paid in full at Closing to the satisfaction of Lender, and (ii) all Liens encumbering the Collateral (other than Permitted Liens) shall be terminated and/or released upon such payment to the satisfaction of Lender; and

(g)Lender shall have received such other assurances, certificates, documents, consents or opinions as Lender may require.

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5.3Post-Closing Conditions. Each Credit Party covenants and agrees to perform, deliver and satisfy each of its post-closing obligations set forth on Schedule 5.3 hereto within the time periods set forth on such Schedule 5.3.

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES.

Each Credit Party represents and warrants to Lender as of the date hereof that, except to the extent (if any) disclosed on Schedule 6 with reference to a specific Section of this Article 6:

6.1Organization. Each RHP Party has been duly organized and is validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact business in every state in which it is now engaged.  Each RHP Party is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations.

6.2Authorization; Enforceability. Each Credit Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents executed and delivered by it.  The Loan Documents to which each Credit Party is a party have been duly executed and delivered by such Credit Party and constitute legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity.  The Loan Documents are not subject to, and no Credit Party has asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury.  No exercise of any of the terms or conditions of the Loan Documents, or any right thereunder, will render any Loan Document unenforceable.

6.3No Conflicts. The execution, delivery and performance of the Loan Documents by the Credit Parties and the transactions contemplated thereby will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the properties and assets of any Credit Party pursuant to the terms of, any agreement or instrument to which any Credit Party is a party or by which its property is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over any Credit Party or any of its properties.  Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by any Credit Party of the Loan Documents has been obtained and is in full force and effect.

6.4Litigation. As of the Closing Date, there are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority pending or threatened in writing against any RHP Party or any Healthcare Facility now or formerly owned, leased or operated by any of them, except as set forth on Schedule 6.4 hereto.  There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened against or affecting any RHP Party or any such Healthcare Facility, which, if adversely determined, might, individually or in the aggregate, have a Material Adverse Effect.

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6.5No Defaults. As of the Closing Date, after taking into account the transactions contemplated by this Agreement, no Default or Event of Default exists.  No RHP Party is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Permitted Indebtedness.  There is no basis upon which any party (other than a RHP Party) could terminate a Material Contract prior to its scheduled termination date. No RHP Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Agreement.

6.6Restrictive Agreement. No RHP Party is a party to any Restrictive Agreement (other than a Restrictive Agreement entered into in connection with a purchase or lease or the financing (including any HUD-insured financing) of fixed or capital assets, including real property, that prohibits Liens on such fixed or capital assets, including real property) or any other agreement or instrument, or subject to any restriction, which could reasonably be expected to adversely affect any RHP Party, the Collateral or any Healthcare Facility, or any RHP Party’s business, properties, operations or condition, financial or otherwise.

6.7Title. Each Mortgagor has good, marketable and indefeasible fee simple title to its Property, free and clear of all Liens except the Permitted Encumbrances.  Each Mortgage when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (i) a valid, perfected First Priority Lien on the applicable Mortgagor’s interest in the applicable Real Property and (ii) valid and perfected First Priority security interests in and to, and perfected collateral assignments of, all applicable Leases (including Operating Leases), Rents and Personalty, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances.  All mortgage, recording, stamp, intangible or other similar taxes required to be paid by such Mortgagor or any other Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid.  The Permitted Encumbrances do not materially adversely affect the value, operation or use of any Property, or any Mortgagor’s ability to repay its Loan.  No condemnation or other proceeding has been commenced or, to any Mortgagor’s knowledge, is contemplated with respect to all or part of such Mortgagor’s Real Property or for the relocation of roadways providing access to any of such Real Property.  There are no claims for payment for work, labor or materials affecting any of the Real Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.  There are no outstanding options to purchase or rights of first refusal affecting all or any portion of a Real Property.  The plat of survey for each Real Property delivered to Lender do not fail to reflect any material matter affecting such Real Property or the title thereto.  All of the Improvements included in determining the appraised value of any Real Property lie wholly within the boundaries and building restriction lines of such Real Property, and no improvement on an adjoining property encroaches upon any Real Property, and no easement or other encumbrance upon any Real Property encroaches upon any of the improvements, except those insured against by the applicable Title Insurance Policy.  Each parcel comprising a Real Property is a separate tax lot and is not a portion of any other tax lot that is not a part of such Real Property.  There are no pending or proposed special or other assessments for public improvements or otherwise affecting any Real Property, or any contemplated improvements to any Real Property that may result in such special or other assessments.

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6.8No Bankruptcy Filing. No RHP Party is contemplating the filing of any Insolvency Proceeding, and no Credit Party has any knowledge of (a) any Operator filing any Insolvency Proceeding or (b) any Person contemplating the filing of any such Insolvency Proceeding against any RHP Party or any Operator.

6.9Solvency. Each Credit Party is Solvent.

6.10Full and Accurate Disclosure. No statement of fact made by any Credit Party in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading.  There is no material fact presently known to any Credit Party that has not been disclosed to Lender which adversely affects, or, as far as any Credit Party can foresee, might adversely affect, the Healthcare Facilities or the business, operations or condition (financial or otherwise) of any RHP Party.  All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of each RHP Party and the Healthcare Facilities (i) are true, complete and correct in all material respects, (ii) accurately  and fairly present the financial condition, results of operations and cash flows of the RHP Parties and the Healthcare Facilities as of the dates stated therein, and (iii) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed.  No RHP Party has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement.  Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of any RHP Party or the Healthcare Facilities from that set forth in said financial statements.  Each Credit Party has disclosed to Lender all agreements, instruments and corporate or other restrictions to which any RHP Party is subject, and all other matters known to any of the Credit Parties, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

6.11Tax Filings. To the extent required, each RHP Party has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by such RHP Party.  Each RHP Party believes that its tax returns (if any) properly reflect the income and taxes of such RHP Party for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

6.12No Plan Assets. As of the Closing Date and at all times thereafter (i) no RHP Party is and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) none of the assets of any RHP Party constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) no RHP Party is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with RHP Parties are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.  As of the date hereof, neither any RHP Party, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

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6.13Compliance. Each RHP Party is in compliance with the requirements of all Applicable Laws and all Governmental Authorizations applicable to it or to its properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Contracts. There are no service, maintenance, repair or property management contracts affecting any Property that are not terminable on one month’s notice or less without cause and without penalty or premium, unless approved by Lender in writing.  All service, maintenance or repair contracts affecting any Property have been entered into an arms-length in the ordinary course of the applicable Mortgagor’s business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

6.15Federal Reserve Regulations; Investment Company Act. No part of the proceeds of the Loans will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Laws or any Loan Document.  No RHP Party is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended or (iii) subject to any other Laws which purport to restrict or regulate its ability to borrow money.

6.16Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of any Real Property for its intended purposes have been obtained, are described in the applicable Title Insurance Policy and are in full force and effect without default thereunder.  Each Real Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses.  All public utilities necessary or convenient to the full use and enjoyment of each Real Property are located in the public right-of-way abutting such Real Property, and all such utilities are connected so as to serve such Real Property without passing over other property absent a valid easement.  All roads necessary for the use of each Real Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

6.17Physical Condition. To the knowledge of each Credit Party, each Property, including all improvements, parking facilities, systems, Equipment and other Personalty and landscaping, is in good condition, order and repair in all material respects, and there exists no structural or other material defect or damages to such Property, whether latent or otherwise.  No Mortgagor has received notice from any insurance company or bonding company of any defect or inadequacy in its Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond.  No portion of any Real Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.  The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

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6.18Fraudulent Transfer. No Credit Party has entered into its Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and each Credit Party has received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of each Credit Party’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed such Credit Party’s total probable liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured.  Each Credit Party’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  No Credit Party intends to, nor does any Credit Party believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of such Credit Party).

6.19Ownership of RHP Parties. A list of the holders of the Equity Interests of each RHP Party (other than the RHP Guarantor) is set forth in Schedule 6.19 attached hereto and incorporated herein by reference, and no other Person has any rights and/or claim to any issued or unissued Equity Interest of any such RHP Party, except as set forth on said Schedule 6.19.

6.20Intercompany Indebtedness. No Indebtedness owed by any RHP Party to another RHP Party or its or their Affiliates is outstanding, except for the RHP Guarantor Note.

6.21Compliance with Environmental Laws. Each RHP Party’s past or present operations, real estate or other properties and assets, including the Healthcare Facilities, are not subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, Hazardous Material or environmental clean-up.  No RHP Party has received any Environmental Notice.  No RHP Party has any contingent liability with respect to any Environmental Release, environmental pollution or Hazardous Materials on any real estate now or previously owned, leased or operated by it, including the Healthcare Facilities.

6.22Hazardous Materials. (i) Neither any Real Property nor any portion thereof is in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including under any Environmental Laws; (ii) no Real Property is subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to Hazardous Materials; (iii) to the best of each Credit Party’s knowledge, no Hazardous Materials are or have been (including the period prior to a Mortgagor’s acquisition of its Real Property), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from such Real Property other than in compliance with all Environmental Laws; (iv) to each Credit Party’s knowledge, and except as disclosed in Schedule 6.22 attached hereto, no Hazardous Materials are present in, on or under any nearby real property which could migrate to or otherwise affect any Real Property; (v) to each Credit Party’s knowledge, after due inquiry, no Toxic Mold is on or about any Real Property which requires remediation; (vi) no underground storage tanks exist on any Real Property and each Real Property has never been used as a landfill; and (vii) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of any Credit Party which have not been provided to Lender.

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6.23Employee Matters. There are no controversies pending or, to the knowledge of any Credit Party, threatened between any RHP Party and any of its employees, agents or independent contractors, other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect, and each RHP Party is in compliance with all Laws respecting employment and employment terms, conditions and practices except for such noncompliance which would not have a Material Adverse Effect.

6.24Intellectual Property. Each Credit Party possesses adequate Intellectual Property to continue to conduct its business as heretofore conducted by it except to the extent that the failure to possess such items would not have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Credit Party, threatened, by any Licensor or other Person, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.25Healthcare Authorizations. Each RHP Party, and to each Credit Party’s knowledge, each Operator (a) have, or have made timely application for in accordance with Applicable Laws, all Healthcare Authorizations and other rights from, and have made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the ownership, management and operation of the Healthcare Facilities, and (b) have not received a Citation resulting in the denial of payment for new admissions to such Healthcare Facility for a period longer than six (6) months nor any other Citation not involving a denial of payment for new admissions, nor have any knowledge that any Governmental Authority is considering limiting, suspending or revoking any Healthcare Authorization.  All of such Healthcare Authorizations are valid and in full force and effect and each RHP Party and, to the knowledge of each Credit Party, each Operator, are in compliance with the terms and conditions of all such Healthcare Authorizations, except where failure to be in such compliance or for a Healthcare Authorization to be valid and in full force and effect would not have a Material Adverse Effect.

6.26HIPAA/HITECH Compliance. To the extent that and for so long as any RHP Party is a “covered entity” or “business associate” as either such term is defined under HIPAA/HITECH, each RHP Party (a) has undertaken or will promptly undertake or will cause each Operator to take all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA/HITECH and/or that could be adversely affected by the failure of such RHP Party to be HIPAA/HITECH Compliant (as defined below); (b) has developed a detailed plan and time line for becoming HIPAA/HITECH Compliant (a “HIPAA/HITECH Compliance Plan”); and (c) has implemented those provisions of such HIPAA/HITECH Compliance Plan in all material respects necessary to ensure that each RHP Party becomes HIPAA/HITECH Compliant.  For purposes hereof, “HIPAA/HITECH Compliant” shall mean that each RHP Party engaged in  the operation of the Healthcare Facilities (x) is or will be in compliance with each of the applicable requirements of the so-called Administrative Simplification provisions of HIPAA, and any applicable requirements of HITECH, on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA/HITECH Compliance Date”) and (y) is not and could not reasonably be expected to become, as of any date following any such HIPAA/HITECH Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or

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proceeding (other than routine surveys or reviews conducted by any Government Reimbursement Program or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to have a Material Adverse Effect.

6.27Reimbursement; Third-Party Payors. The Healthcare Facilities and the services provided at such Healthcare Facilities are qualified for participation in the Government Reimbursement Programs, and: (a) the Operators are entitled to reimbursement under the Government Reimbursement Programs for services rendered at such Healthcare Facilities to qualified beneficiaries and complies with the conditions of participation in all Government Reimbursement Programs and related contracts; (b) each Operator is in compliance in all material respects with contracts with Non-Government Account Debtors and is entitled to reimbursement under such contracts; (c) without limitation, there are no conditions not complied with that could jeopardize participation by any Operator in any Government Reimbursement Program or related contracts or otherwise could have a Material Adverse Effect.

6.28Other Healthcare Regulatory Matters. Each RHP Party and to the Credit Party’s knowledge each Operator has developed and implemented a current and effective corporate health care regulatory compliance program (“CCP”).  As of the Closing Date, no RHP Party (i) is a party to a corporate integrity agreement, (ii) has any reporting obligations pursuant to a settlement agreement, plan of correction, or other remedial measure entered into with a Governmental Authority, (iii) is currently, or to any RHP Party’s knowledge, has been the subject of any investigation conducted by any Governmental Authority, including an investigation involving compliance with Healthcare Laws, (iv) is or has been a defendant in any qui tam/false claims act litigation and (v) has not been served with or received any written search warrant, subpoena, civil investigative demand or contact letter from any Governmental Authority related to their business operations or any Healthcare Facility owned or operated by them.

6.29Compliance with Healthcare Laws.

(a)To the extent applicable, each RHP Party has timely filed or caused to be timely filed, all cost reports and other reports of every kind whatsoever required by a Government Reimbursement Program, to have been filed or made with respect to the business operations of each RHP Party.  There are no claims, actions or appeals filed, pending or threatened (and no RHP Party has filed any claims or reports which should result in any such claims, actions or appeals) before any Governmental Authority pertaining to any RHP Party’s business operations including any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of CMS, with respect to any Medicare or Medicaid cost reports or claims filed by any RHP Party, or any disallowance by any Governmental Authority in connection with any audit of such cost reports;

(b)Each RHP Party and, to each Credit Party’s knowledge, each applicable RHP Party and Operator have obtained all necessary accreditations to operate its business as now conducted, and currently is in compliance with all statutory and regulatory requirements applicable to it, except where any such failure could not reasonably be expected to result in a Material Adverse Effect;

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(c)No RHP Party nor to each Credit Party’s knowledge any Operator is currently nor has in the past been subject to:  (1) any state or local governmental investigation, inspection or inquiry related to any license or licensure standards applicable to RHP Party; (2) any federal, state, local governmental or private payor civil or criminal investigations, inquiries or audits involving and/or related to any federal, state or private payor healthcare fraud and abuse provisions or contractual prohibitions of healthcare fraud and abuse; or (3) any federal, state or private payor inquiry, investigation, inspection or audit regarding any RHP Party or their activities, including any federal, state or private payor inquiry or investigation of any Person having “ownership, financial or control interest” in any RHP Party (as that term is defined in 42 C.F.R. §420.201 et seq.) involving and/or related to healthcare fraud and abuse, false claims under 31 U.S.C. §§3729-3731 or any similar contractual prohibition, or any qui tam action brought pursuant to 31 U.S.C. § 3729 et seq.;

(d)No director, officer, shareholder, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any RHP Party or to its knowledge any Operator:  (1) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a; (2) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b); (3) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518, including  any of the following categories of offenses:  (A) criminal offenses relating to the delivery of an item or service under any Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. §24b); (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service; (C) criminal offenses under Laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency; (D) Laws relating to the interference with or obstruction of any investigations into any criminal offenses described in (1) through (3) above; or (E) criminal offenses under Applicable Laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (4) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.;

(e)Each RHP Party is and shall continue to be in compliance with all Applicable Laws relating to its relationships with physicians;

(f)Each RHP Party, and their employees and contractors (other than contracted agencies), in the exercise of their duties on behalf of any RHP Party, is and shall continue to be in compliance with all Laws (including Healthcare Laws) applicable to the Collections on Accounts, any contracts relating thereto or any other Collateral, or otherwise applicable to its business and properties, a violation of which could materially affect its ability to collect on its Accounts or repay the Obligations;

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(g)All Persons providing professional health care services for or on behalf of any RHP Party (either as an employee or independent contractor) are appropriately licensed in every jurisdiction in which they hold themselves out as professional health care providers; and

(h)No Healthcare Authorizations of any RHP Party have been suspended, revoked, limited or denied renewal at any time.

6.30Intentionally Omitted.

6.31Name; Principal Place of Business. No Credit Party uses or will use any trade name and has not done and will not do business under any name other than its actual name set forth herein, except for trade names listed on Schedule 6.31.

6.32Federal Employer Identification Number. Each Credit Party’s federal employer identification number is listed on Schedule 6.32.

6.33Material Contracts and Affiliate Agreements. As of the Closing Date, there are no (a) agreements with Affiliates of any RHP Party and (b) no Material Contracts, in each case, other than those set forth on Schedule 6.33 hereto.

6.34Licensed Beds. As of the Closing Date, the number of licensed beds authorized for use in each Healthcare Facility is set forth on Schedule 6.34 hereto.  No Operator nor any other Person has been granted the right to reduce the number of licensed beds or authorized beds in any Healthcare Facility or the right to apply for approval to move any or all of such beds, and there are not proceedings pending or threatened to reduce the number of licensed beds or authorized beds in any Healthcare Facility, and no Healthcare Facility is operated in a manner that at any time results in the number of beds being used exceeding the number of authorized or licensed beds.

6.35Survival. All of the representations and warranties in this Article 6 and elsewhere in the Loan Documents (i) shall survive for so long as any of the Obligations remain owing to Lender and (ii) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

As used in this Agreement, the phrase “to any Credit Party’s knowledge” or similar phrases, means each Credit Party’s knowledge after due and diligent inquiry.  Notwithstanding anything contained herein to the contrary, any representation and warranty in this Agreement by a Borrower shall be limited to matters relating to such Borrower, its Subsidiaries and the business, operations, liabilities, Properties, Healthcare Facilities and other assets of such Borrower and its Subsidiaries.

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ARTICLE VII.  AFFIRMATIVE COVENANTS

A.

General Covenants.  So long as any Loan or other Obligations hereunder shall remain unpaid or unsatisfied, each Credit Party covenants and agrees to, and shall cause each of its Subsidiaries and, as applicable, all Operators to:

7.1Payment of Obligations, Indebtedness, Etc. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, sewer use fees, water rates, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by it; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, including payment and discharge of all obligations and liabilities under all Material Contacts, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.2Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.3Maintenance of Properties; Insurance. (a) Maintain, preserve and protect all of its properties (including all Properties and all other Healthcare Facilities owned or leased by it or its Subsidiaries) necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) use the standard of care typical in the industry in the operation and maintenance of its or its Subsidiaries’ Healthcare Facilities; and (d) maintain with financially sound and reputable insurance companies, insurance on all of its property (including all Properties and all other Healthcare Facilities owned or leased by it or its Subsidiaries) in at least such amounts and against such risks as are usually insured against in the same general area by companies of similar size and established repute engaged in the same or a similar business (such insurance to name Lender as an additional insured and/or mortgagee and loss payee as required by this Agreement or as Lender in its discretion may request) and will furnish to Lender, upon its request, full information as to the insurance carried.

7.4Access to Healthcare Facilities. Permit agents, representatives, consultants and employees of Lender to inspect all Healthcare Facilities owned or leased by it or any of its Subsidiaries or any part thereof at reasonable hours upon reasonable advance notice.

7.5Compliance With Laws. Comply in all material respects with the requirements of all Laws (including Environmental Laws and Healthcare Laws) and obtain, maintain and comply in all material respects with all Governmental Authorizations and Healthcare Authorizations, in each instance, applicable to it or to its business or property, except in such

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instances in which (a) such requirement of Law (including Environmental Laws) is being contested in good faith by appropriate proceedings diligently conducted; (b) the failure to comply with any such Law (including Environmental Laws and Healthcare Laws) could not reasonably be expected to have a Material Adverse Effect; (c) the failure to obtain and maintain any such Governmental Authorization could not reasonably be expected to have a Material Adverse Effect; or (d) the failure to comply with any such Governmental Authorization or Healthcare Authorization could not reasonably be expected to have a Material Adverse Effect.

7.6Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving its assets and business; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over.  Each Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Lender shall require.

7.7Inspection Rights; Field Audits. Subject to the terms of the applicable Operating Leases, permit representatives and independent contractors of Lender to visit and inspect any of any Healthcare Facilities owned or leased by it or any of its Subsidiaries, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, and to conduct a field examination and audit of the Collateral, all at the expense of such Credit Party or its Subsidiaries and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice; provided, however, that when an Event of Default exists Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Credit Parties or their Subsidiaries at any time during normal business hours and without advance notice.

7.8Intentionally Omitted.

7.9Landlord and Warehouse Agreements. Provide Lender with copies of all existing agreements entered into in connection with any Healthcare Facility owned or leased by it or any of its Subsidiaries, and promptly after execution thereof provide Lender with copies of all future agreements, between it and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

7.10Licenses. Keep each License affecting any of its or its Subsidiaries’ Healthcare Facilities or other material properties and assets in full force and effect; promptly notify Lender of any proposed modification to any such License, or entry into any new License, in each case at least thirty (30) days prior to its proposed modification date; pay all Royalties when due; and notify Lender of any default or breach asserted by any Person to have occurred under any License.

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7.11Healthcare Operations.

(a)Maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Healthcare Facility owned or leased by it or any of its Subsidiaries for its current use, all Healthcare Authorizations necessary under Healthcare Laws (A) to carry on its business as it is conducted on the Closing Date, and (B) if it receives or has applied for reimbursements under any Government Reimbursement Program as part of its business, to continue to receive reimbursement thereunder in substantial compliance with all requirements for participation in, and for the licensure required to provide the services that are reimbursable under, any Government Reimbursement Program, including the Medicare and Medicaid Patient Protection Act of 1987, as the same may be amended, and such other Third-Party Payor programs as to which it receives or has applied for reimbursement as part of its business.

(b)Cause all Healthcare Authorizations and any other agreements necessary for the use and operation of all of its or its Subsidiaries’ Healthcare Facilities or as may be necessary for participation in Third-Party Payor Programs to remain in effect:  (i) without reduction (x) in the number of licensed beds or authorized beds for use or (y) in the number of beds actually in use in any such Healthcare Facility, and (ii) without exceeding the number of licensed or authorized beds for use in any such Healthcare Facility.

(c)Following the occurrence and during the continuance of any Event of Default, upon Lender’s request, if permitted by any applicable Legal Requirements, turn over to Lender all resident deposits (and any interest theretofore earned thereon) with respect to the Healthcare Facilities owned or leased by it or any of its Subsidiaries, to be held by Lender subject to the terms of their related agreements.

(d)Provide to Lender upon request, an accurate, complete and current list of all participation agreements with Third-Party Payors with respect to the business of such RHP Party.

(e)Maintain a CCP which includes at least the following components and allows Lender and/or any outside consultants from time to time to review such CCP:  (A) standards of conduct and procedures that describe compliance policies regarding Laws with an emphasis on prevention of fraud and abuse; (B) specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (C) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including fraud and abuse Laws and illegal billing practices; (D) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including publicizing a report system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (E) disciplinary guidelines and consistent enforcement of compliance policies including discipline of individuals responsible for the failure to detect violations of the CCP; and (F) mechanisms to immediately respond to detected violations of the CCP.

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(f)If any Healthcare Facility owned or leased by it or any of its Subsidiaries is currently accredited by Joint Commission, (i) maintain such accreditation in good standing and without limitation or impairment, (ii) promptly submit to Joint Commission a plan of correction for any deficiencies listed on any Joint Commission accreditation survey report, and (iii) cure all such deficiencies within such time frame as is necessary to preserve and maintain in good standing and without limitation or impairment such Joint Commission accreditation.

(g)If required under applicable Healthcare Laws, maintain in full force and effect a valid CON for no less than the number of licensed beds and units in its or its Subsidiaries’ Healthcare Facilities as of the Closing Date.

(h)Maintain any applicable CON free from restrictions or known conflicts which would materially impair the use or operation of each Healthcare Facility owned or leased by it or any of its Subsidiaries for its current use, and shall not permit any CON to become provisional, probationary or restricted in any way.

(i)Provide to Lender satisfactory evidence demonstrating Capital Expenditures by the Operators in an aggregate amount not less than the minimum required by each Operating Lease.

(j)In the case of any denial of payment for new admissions with respect to any Healthcare Facility (as a result of Medicare or Medicaid survey deficiencies or state monitoring or for any other reason) or if any Governmental Authority ceases to permit new residents or tenants to be admitted to any Healthcare Facility, promptly provide to Lender a copy of any plan of correction filed with the applicable Governmental Authority and evidence of the filing thereof.

7.12Operating Lease. (a) Cause any Healthcare Facility owned or leased by it or any of its Subsidiaries to be operated in accordance with the applicable Operating Lease, (b) diligently perform and observe all of the material terms, covenants and conditions of such Operating Lease on its part to be performed and observed, and (c) promptly enforce the performance and observance of all of the material terms, covenants and conditions required to be performed and/or observed by Operator under such Operating Lease, in each case in a commercially reasonable manner.  If any RHP Party shall default in the performance or observance of any term, covenant or condition of an Operating Lease on the its part to be performed or observed that would give rise to a right of termination on the part of any Operator, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing any Credit Party from any of its obligations hereunder, under the other Loan Documents or under such Operating Lease, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause the terms, covenants and conditions of such Operating Lease on the part of such Mortgagor to be performed or observed in all material respects.

7.13Further Assurances. (a) Execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations and/or for the better and more effective carrying out of the intents and

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purposes of the Loan Documents, as Lender may reasonably require from time to time; and (b) upon Lender’s request therefor given from time to time, pay for reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to each Credit Party, each such search to be conducted by search firms designated by Lender in each of the locations designated by Lender.

B.	Covenants as to Real Properties. So long as any Loan or other Obligations hereunder shall remain unpaid or unsatisfied, the Credit Parties covenant and agree as follows:

7.14Insurance; Casualty; Condemnation.

(a)Coverage.  At its sole cost, for the mutual benefit of Lender, each Mortgagor shall obtain and maintain (or cause each Operator to obtain and maintain) during the term of the Loans the following policies of insurance with respect to its Property the insurance and coverages described on Schedule 7.14.

(b)Casualty.

(i)Notice; Restoration.  If the Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), each Mortgagor shall give notice thereof to Lender within one (1) Business Day.  Following the occurrence of a Casualty, each Mortgagor, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction.

(ii)Settlement of Proceeds.  If a Casualty covered by any of the Policies (an “Insured Casualty”) occurs where the loss does not exceed $100,000 (a “Minor Casualty”), and provided that no Event of Default has occurred and is continuing, then each Mortgagor may settle and adjust any claim relating to such Minor Casualty without the prior consent of Lender; provided such adjustment is carried out in a competent and timely manner, and each Mortgagor is hereby authorized to collect and receive the insurance proceeds (the “Proceeds”), with respect to such Minor Casualty.  In the event of an Insured Casualty where the loss equals or exceeds $100,000 (a “Significant Casualty”), Lender may, in its sole discretion, settle and adjust any claim without the consent of any Mortgagor and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Lender, for the benefit of itself and Lender, and held by Lender in the Casualty/Condemnation Account and disbursed in accordance herewith.  If any Mortgagor or any other Credit Party is a payee on any check representing Proceeds with respect to a Significant Casualty, such Credit Party shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender.  Each Credit Party hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Lender.  The expenses incurred by Lender in the settlement, adjustment and collection of the Proceeds shall become part of the Obligations and shall be reimbursed by each Mortgagor to Lender upon demand.

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(c)Condemnation.

(i)Notice; Restoration.  Each Mortgagor shall give Lender written Notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting its Property (a “Condemnation”) within one (1) Business Day of actual constructive notice thereof, and shall deliver to Lender copies of any and all papers served in connection with such Condemnation.  Following the occurrence of a Condemnation, each Mortgagor, regardless of whether an Award is available, shall promptly proceed to restore, repair, replace or rebuild its Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.

(ii)Collection of Award.  If a Condemnation covered by any of the Policies (an “Insured Condemnation”) occurs where the loss does not exceed $100,000 (a “Minor Condemnation”), and provided that no Event of Default has occurred and is continuing, then each Mortgagor has the power to collect, receive and retain any award or payment in respect of such Minor Condemnation.  In the event of an Insured Condemnation where the loss equals or exceeds $100,000 (a “Significant Condemnation”), Lender is hereby irrevocably appointed as each Mortgagor’s and each other Credit Party’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment in respect of a Significant Condemnation (together with any right to receive and retain any award or payment in respect of a Minor Condemnation, an “Award”) and to make any compromise, adjustment or settlement in connection with such Significant Condemnation.  Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), the Credit Parties shall continue to pay the Obligations at the time and in the manner provided for in the Loan Documents, and the Obligations shall not be reduced unless and until any Award shall have been actually received and applied by Lender to expenses of collecting the Award and to discharge of the Obligations. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in each Promissory Note.  If any Property or any part thereof is sold, through foreclosure or otherwise, prior to the receipt by Lender of such Award, Lender shall have the right, whether or not a deficiency judgment on a Promissory Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Obligations.  The Credit Parties shall cause any Award that is payable to any of them to be paid directly to Lender, for the benefit of itself and Lender.  Lender shall hold such Award in the Casualty/Condemnation Account and disburse such Award in accordance with the terms hereof.

(d)Application of Proceeds or Award.

(i)Application to Restoration.  If an Insured Casualty or an Insured Condemnation occurs where (a) the loss is a Significant Casualty or a Significant Condemnation, (b) in the reasonable judgment of Lender, the Property can be restored within six months, and prior to six months before the Scheduled Maturity Date and prior

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to the expiration of the rental or business interruption insurance with respect thereto, to the Property’s pre-existing condition and utility as existed immediately prior to such Significant Casualty or Significant Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the Significant Casualty or Significant Condemnation, and after such restoration will adequately secure the Obligations, (c) no Default shall exist and no Event of Default shall have occurred, and (d) the applicable Operating Lease is in full force and effect, all amounts due and owing by the Operators thereunder have been paid current and no “event of default” has occurred and is continuing under and as defined therein, then the Proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by Lender), shall be applied to reimburse the applicable Mortgagor (or to pay contractors or other third parties directly pursuant to Lender’s standard disbursement procedures and requirements) for the cost of restoring, repairing, replacing or rebuilding the Property (the “Restoration”), in the manner set forth herein.  Mortgagors shall commence and diligently prosecute such Restoration.  Notwithstanding the foregoing, in no event shall Lender be obligated to apply the Proceeds or Award to reimburse any Mortgagor for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (1) such Mortgagor shall pay (and if required by Lender, such Mortgagor shall deposit with Lender in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award made available pursuant to the terms hereof; and (2) Lender shall have received evidence satisfactory to it that during the period of the Restoration, the Rents will be at least equal to the sum of the operating expenses and other reserve payments required hereunder, as determined by Lender.

(ii)Application to the Obligations.  Except as provided in Section 7.14(e)(iii), any Proceeds and/or Award in connection with a Significant Casualty or Significant Condemnation, as applicable, may, at the option of Lender in its discretion, be applied to the payment of (a) accrued but unpaid interest on the Promissory Notes, (b) the unpaid Principal and (c) other charges due under the Promissory Notes and/or any of the other Loan Documents, or applied to reimburse Mortgagors for the cost of any Restoration, in the manner set forth in Section 7.14(e)(iii).  Any such prepayment of the Loans shall be subject to the Finance Fee, but shall otherwise be without any Prepayment Premium, unless an Event of Default has occurred and is continuing at the time the Proceeds are received from the insurance company or the Award is received from the condemning authority, as the case may be, in which event the applicable Borrower shall pay to Lender, for the benefit of itself and Lender, an additional amount equal to the Prepayment Premium, if any, that may be required with respect to the amount of the Proceeds or Award applied to the unpaid Principal.

(iii)Procedure for Application to Restoration.  If any Mortgagor is entitled to reimbursement out of the Proceeds or an Award in connection with a Significant Casualty or Significant Condemnation, as applicable, held by Lender, such Proceeds or Award shall be disbursed from time to time from the Casualty/Condemnation Account upon Lender being furnished with (a) evidence satisfactory to Lender of the estimated cost of completion of the Restoration, (b) a fixed price or guaranteed maximum cost construction contract for Restoration satisfactory to Lender, (c) prior to the commencement of Restoration, all immediately available funds in addition to the

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Proceeds or Award that in Lender’s judgment are required to complete the proposed Restoration, (d) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Lender may require and approve in Lender’s discretion, and (e) all plans and specifications for such Restoration, such plans and specifications to be approved by Lender prior to commencement of any work.  Lender may, at each Mortgagor’s expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement.  No payments made in the aggregate prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of any Mortgagor for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien.  Provided no Default or Event of Default then exists, any surplus that remains out of the Proceeds held by Lender after payment of such costs of Restoration shall be paid to the Mortgagor.  Any surplus that remains out of the Award received by Lender after payment of such costs of Restoration shall, in the discretion of Lender, be retained by Lender and applied to payment of the Mortgagor’s Obligations or returned to the Mortgagor.

7.15Environmental Matters.

(a)Hazardous Materials.  So long as any Mortgagor owns or is in possession of any Real Property, such Mortgagor shall, and shall cause Operators to (i) keep the Real Property free from Hazardous Materials and in compliance with all Environmental Laws, (ii) promptly notify Lender if such Mortgagor shall become aware that (A) any Hazardous Material is on or near the Real Property, (B) the Real Property is in violation of any Environmental Laws or (C) any condition on or near the Real Property shall pose a threat to the health, safety or welfare of humans and (iii) remove such Hazardous Materials and/or cure such violations and/or remove such threats, as applicable, as required by any Environmental Law (or as shall be required by Lender in the case of removal which is not required by Environmental Laws, but in response to the opinion of a licensed hydrogeologist, licensed environmental engineer or other qualified environmental consulting firm engaged by Lender (“Lender’s Consultant”)), promptly after such Mortgagor becomes aware of same, at such Mortgagor’s sole expense.  Nothing herein shall prevent such Mortgagor from recovering such expenses from any other party that may be liable for such removal or cure.

(b)Environmental Monitoring.

(i)Mortgagors shall give prompt written notice to Lender of (i) any proceeding or inquiry by any party (including any Governmental Authority) with respect to the presence of any Hazardous Material on, under, from or about any portion of the Real Property, (ii) all claims made or threatened by any third party (including any Governmental Authority) against such Mortgagor or the Real Property (or any portion

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thereof) or any party occupying the Real Property relating to any loss or injury resulting from any Hazardous Material, and (iii) such Mortgagor’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Real Property (or any portion thereof) that could cause the Real Property (or any portion thereof) to be subject to any investigation or cleanup pursuant to any Environmental Law.  Upon becoming aware of the presence of mold or fungus at the Real Property (or any portion thereof), such Mortgagor shall (i) promptly undertake an investigation to identify the source(s) of such mold or fungus and shall develop and implement an appropriate remediation plan to eliminate the presence of any Toxic Mold and the source of moisture causing such Toxic Mold, (ii) perform or cause to be performed all acts reasonably necessary for the remediation of any Toxic Mold (including taking any action necessary to clean and disinfect any portions of the Real Property affected by Toxic Mold, including providing any necessary moisture control systems or otherwise eliminating the sources of such moisture at the Real Property), and (iii) provide evidence satisfactory to Lender of the foregoing.  Such Mortgagor shall permit Lender to join and participate in, as a party if it so elects, any legal or administrative proceedings or other actions initiated with respect to the Real Property in connection with any Environmental Law or Hazardous Material, and such Mortgagor shall pay all reasonable attorneys’ fees and disbursements incurred by Lender in connection therewith.

(ii)Upon Lender’s request, at any time and from time to time, any Mortgagor shall provide an inspection or audit of its Real Property pursuant to a scope of work approved by Lender.  Such inspection shall be prepared by a licensed hydrogeologist, licensed environmental engineer or qualified environmental consulting firm approved by Lender assessing the presence or absence of Hazardous Materials on, in or near the any Real Property. Such inspections and audit may include soil borings and ground water monitoring.  If such Mortgagor fails to provide any such inspection or audit within thirty (30) days after such request, Lender may order same, and such Mortgagor hereby grants to Lender and its employees, agents, consultants and contractors access to its Real Property and a license to undertake such inspection or audit.

(iii)If any environmental site assessment report prepared in connection with such inspection or audit recommends that an operations and maintenance plan be implemented for any Hazardous Material, whether such Hazardous Material existed prior to the ownership of any Real Property by any Mortgagor, or presently exists or is reasonably suspected of existing, such Mortgagor shall cause such operations and maintenance plan in form and substance satisfactory to Lender to be prepared and implemented at its expense upon request of Lender, and with respect to any Toxic Mold, such Mortgagor shall take all action necessary to clean and disinfect any portions of the Improvements affected by Toxic Mold in or about the Improvements, including providing any necessary moisture control systems or otherwise eliminating the sources of such moisture at the Real Property.  If any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind is reasonably necessary under an applicable Environmental Law (“Remedial Work”), such Mortgagor shall commence all such Remedial Work within thirty (30) days after written demand by Lender and thereafter diligently prosecute to completion all such Remedial Work within such period of time as may be required under Applicable Law.  All Remedial Work shall be

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performed by licensed contractors approved in advance by Lender and under the supervision of a consulting engineer approved by Lender.  All costs of such Remedial Work shall be paid by such Mortgagor, including Lender’s reasonable attorneys’ fees and disbursements incurred in connection with the monitoring or review of such Remedial Work.  If such Mortgagor does not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to) cause such Remedial Work to be performed at such Mortgagor’s expense.  Notwithstanding the foregoing, such Mortgagor shall not be required to commence such Remedial Work within the above specified time period:  (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time period would result in such Mortgagor or such Remedial Work violating any Environmental Law, or (z) if such Mortgagor, at its expense and after prior written notice to Lender, is contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work.  Such Mortgagor shall have the right to contest the need to perform such Remedial Work, provided that, (1) such Mortgagor is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither the Real Property nor any part thereof or interest therein will be sold, forfeited or lost if such Mortgagor fails to promptly perform the Remedial Work being contested, and if such Mortgagor fails to prevail in contest, such Mortgagor would thereafter have the opportunity to perform such Remedial Work, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which such Mortgagor has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither the Real Property nor any interest therein would be subject to the imposition of any Lien for which such Mortgagor has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) such Mortgagor shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from such Mortgagor’s failure to prevail in such contest in such amount as may be requested by Lender but in no event less than one hundred twenty-five percent (125%) of the cost of such Remedial Work as estimated by Lender or Lender’s Consultant and any loss or damage that may result from such Mortgagor’s failure to prevail in such  contest.

(iv)No Mortgagor shall install or permit to be installed on its Real Property any underground storage tank.

7.16Security Interests. Each Credit Party shall (a) defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, (b) comply with the requirements of all Applicable Laws in order to grant to Lender, for the benefit of itself and Lender, valid and perfected First Priority security interests in the Collateral, with perfection, in the case of any investment property, deposit account or letter of credit, being effected by giving Lender control of such investment property or deposit account or letter of credit, rather than by the filing of a UCC financing statement with respect to such investment property, and (c) do whatever Lender may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof;

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cooperating with Lender’s representatives; keeping stock records; and, paying claims which might, if unpaid, become a Lien on the Collateral.  Lender is hereby authorized by each Mortgagor and each other Credit Party to file any UCC financing statements covering the Collateral whether or not such Mortgagor’s or such other Credit Party’s signature appear thereon.

7.17Expenses. Each Credit Party shall reimburse Lender (or any Lender, as applicable) upon receipt of notice for all Expenses.  Any Expenses due and payable by any Credit Party hereunder which are not paid within five (5) days after demand shall accrue interest at the Default Rate and may be paid by Lender, in its sole discretion, pursuant to Section 2.2(e).  The obligations and liabilities of the Credit Parties under this Section shall survive the payment in full of the Obligations and the termination of this Agreement and the exercise by Lender or any Lender of any of its rights or remedies under the Loan Documents.

7.18Indemnity. Each Credit Party shall defend, indemnify and hold harmless Lender, each Lender, each Lender Affiliate and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing sand each other Person, if any, who Controls Lender or any Lender or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender or such Lender shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the Loans, including:  (i) any breach by any Credit Party of its obligations under, or any misrepresentation by any Credit Party contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loans; (iii) any information provided by or on behalf of any Credit Party, or contained in any documentation approved by any Credit Party; (iv) the existence of any Lien in any of the Collateral except for Permitted Liens and Permitted Encumbrances; (v) any Environmental Release or the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Materials on, from or affecting the Collateral or any Healthcare Facility; (vi) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Environmental Release or Hazardous Materials; (vii) any lawsuit brought or threatened, settlement reached, or government order relating to such Environmental Release or Hazardous Materials or any violation of Healthcare Laws; and (viii) any violation of the Environmental Laws which is based upon or in any way related to such Environmental Release or Hazardous Material or any violation of any Environmental Laws or Healthcare Laws, including the reasonable fees and disbursements of legal counsel for Lender, including the reasonable charges of internal legal counsel, the reasonable fees and disbursements of environmental engineers and consultants, investigation and laboratory fees, response and remediation costs, court costs and litigation expenses; provided, however, that no Credit Party shall have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party.  Any amounts payable to any Indemnified Party by reason of the application of this Section shall be

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payable on demand and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid.  The obligations and liabilities of each Credit Party under this Section shall survive the repayment of the Obligations, the termination of this Agreement and the exercise by Lender or any Lender of any of its rights or remedies under the Loan Documents in any of the Collateral or otherwise.

7.19Patriot Act Compliance.

(a)Each Credit Party shall comply with the Patriot Act (as defined below) and all applicable requirements of governmental authorities having jurisdiction over each Credit Party and the Collateral, including those relating to money laundering and terrorism.  Lender shall have the right to audit each Credit Party’s compliance with the Patriot Act and all applicable requirements of any Governmental Authority having jurisdiction over any such Credit Party and the Collateral, including those relating to money laundering and terrorism.  In the event that any Credit Party fails to comply with the Patriot Act or any such requirements of any such Governmental Authority, then Lender may, at its option, cause such Credit Party to comply therewith and any and all reasonable costs and expenses incurred by Lender in connection therewith shall be added to the Obligations, shall be secured by the Collateral and the other Loan Documents and shall be immediately due and payable.  For purposes hereof, the term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

(b)No Credit Party nor any officer, director, shareholder or partner in any Credit Party or member of such partner nor any owner of a direct or indirect interest in any Credit Party (a) is listed on any Government Lists, (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (d) is currently under investigation by any Governmental Authority for alleged criminal activity.

(c)Each RHP Party is in compliance with (a) the Trading with the Enemy Act (12 U.S.C. § 95a et seq), and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

7.20Title to the Real Property; Assignment of Real Property Leases; Subordination.  Each Mortgagor will warrant and defend the title to its Real Property, and the validity and priority of all Liens granted or otherwise given to Lender, for the benefit of itself and Lender, under the Loan Documents, subject only to Permitted Liens and Permitted

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Encumbrances, against the claims of all Persons.  Each Mortgagor hereby assigns to Lender, for the benefit of itself and Lender, all rents and profits under any and all Leases (including the Operating Leases) of its Real Property.  At any time on notice from Lender, each Mortgagor shall submit to Lender for examination all such Leases and on the demand of Lender, shall execute and deliver a separate instrument collaterally assigning any or all such Leases, or the rents and profits thereof, in form satisfactory to Lender.  Lender shall have the right, by the execution of suitable written instruments from time to time, to subordinate any Mortgage, and the rights of Lender thereunder, to any Lease or Leases from time to time in force with reference to the Property, and, on the execution of any such instrument, such Mortgage shall be subordinate to the Lease for which such subordination is applicable with the same force and effect as if such Lease had been executed and delivered, and a notice thereof recorded to the extent required to give notice to third persons, prior to the execution, delivery and recording of such Mortgage.  Nothing contained in this Section is intended, nor shall it be deemed, to constitute consent by Lender to a subordination of the lien of any Mortgage

7.21Right of First Refusal. If at any time any Credit Party or any of its or their Affiliates wishes to acquire any new facility (any such facility, a “New Facility”) for use as a Healthcare Facility (including any nursing home, skilled nursing facility, clinic, assisted living facility, independent living facility, mental health facility, memory care facility, rehabilitation hospital, intermediate care facility and/or adult care facility), the RHP Guarantor shall immediately notify Lender in writing, and Lender shall have the exclusive option, by written notice to the RHP Guarantor given within thirty (30) calendar days after Lender’s receipt of such written notice, to provide first mortgage financing for the acquisition of such facility on terms substantially similar to the terms of the Loans as set forth in the Loan Documents.  In addition, Lender shall have the exclusive option to provide first mortgage financing on terms substantially similar to the terms of the Loans as set forth in the Loan Documents to refinance the existing first mortgage loan secured by the Healthcare Facility owned by Coosa Nursing ADK, LLC, known as Coosa Valley Health Care (the “Coosa Loan”), from and after the later of: (a) the first anniversary of the Closing Date and (b) the earlier of the date on which either (i) fifty percent (50%) of the aggregate original Principal amount of the Loans has been repaid or (ii) fifty percent (50%) of the number of Loans made as of the Closing Date have been repaid.  If Lender exercises its option to refinance the Coosa Loan, the Finance Fee will be one-half (½) the amount (based on the calculations set forth in Section 2.10) that otherwise would be payable in connection with such refinancing. If Lender provides financing for any New Facility or refinances the Coosa Loan, the Interest Rate (whether the Initial Rate or the Ongoing Rate) applicable to any such financing or refinancing shall be twelve and one-half percent (12.5%) per annum.  The provisions of this Section shall survive the payment in full of the Obligations and termination of this Agreement for a period of three (3) months.

7.22Notice of Condemnation. Any relevant Mortgagor, immediately upon obtaining knowledge of the institution of any proceeding for the condemnation or requisition of its Real Property or any portion thereof, shall notify Lender of the pendency of such proceeding.  Lender may participate in such proceeding, and such Mortgagor from time to time shall deliver to Lender all instruments requested by Lender to permit such participation.

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7.23Use of Proceeds. Each Borrower agrees that the proceeds of its Loan shall be used by such Borrower solely for:  (a) payment of fees and Expenses incurred in connection with this Agreement; (b) with respect to each Mortgagor, refinancing or termination on the Closing Date of first and second lien mortgages securing Indebtedness of such Mortgagor; (c) with respect to AdCare Holdco, funding of the RHP Guarantor Note and (d) general corporate purposes.

ARTICLE VIII.  NEGATIVE COVENANTS.

So long as any Loan or other Obligations hereunder shall remain unpaid or unsatisfied, each Credit Party covenants and agrees that it shall not, and shall cause each of its Subsidiaries not to:

8.1Liens. Create, incur, assume or suffer to exist any Lien upon any Collateral or any of its other property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens and Permitted Encumbrances.

8.2Investments. Make any Investments except for Permitted Investments.

8.3Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except for Permitted Indebtedness, nor amend, extend or otherwise modify any Permitted Indebtedness.

8.4Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation, except for Permitted Contingent Obligations.

Loans

.  Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the ordinary course of business; (b) prepaid expenses and extensions of trade credit made in the ordinary course of business; and (c) deposits with financial institutions permitted hereunder.

8.6Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or transfer of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except as expressly provided in Schedule 5.3.

8.7Asset Dispositions. Make any Asset Disposition, except a Permitted Asset Disposition, without Lender’s prior written approval.

8.8Distributions; Certain Other Payments or Repurchase of Shares. Declare or make, directly or indirectly, any Distribution or incur any obligation (contingent or otherwise) to do so (except for Permitted Distributions); issue or sell any Equity Interests (other than the issuance or sale of shares of stock of the RHP Guarantor); or repurchase any of its outstanding preferred shares of stock or incur any obligation (contingent or otherwise) to do so (except for mandatory dividends declared by the RHP Guarantor in connection with its outstanding preferred shares).

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8.9Change in Nature of Business; Change to Organization Documents. (a) Engage in any business activity not related to the ownership, leasing and subleasing of the Healthcare Facilities owned or leased by it or any of its Subsidiaries or any business substantially related or incidental thereto, (b) amend any of its Organization Documents, (c) change its jurisdiction of formation or organization or its type or form of organization, e.g., corporation or limited liability company or (d)  change its name or identity (including trade name or names) without notifying Lender of such amendment or change in writing at least thirty (30) days prior to the effective date thereof and without first obtaining the prior written consent of Lender.  Each Mortgagor shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.

8.10Transactions With Affiliates. Enter into any transaction of any kind with any of its Affiliates, whether or not in the ordinary course of business except (a) transactions contemplated by the Loan Documents; (b) payment of regularly scheduled compensation to officers and employees, and loans and advances permitted by Section 8.5; (c) payment of reasonable directors’ fees and directors’ indemnities to natural Persons; (d) agreements with Affiliates that were entered into on or prior to the Closing Date, as shown on Schedule 6.33; and (e) transactions with Affiliates in the ordinary course of business, upon fair and reasonable terms fully disclosed to Lender and no less favorable to Credit Parties than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

8.11Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits its ability (i) to make Distributions to any Credit Party, (ii) to guarantee the Indebtedness of any Credit Party or (iii) to create, incur, assume or suffer to exist Liens on property of such Person.

8.12Zoning. Initiate or consent to any zoning reclassification of any Real Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Real Property in any manner that could reasonably be expected to result in such use becoming a non‑conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

8.13No Joint Assessment. Suffer, permit or initiate the joint assessment of any Real Property or Healthcare Facility (i) with any other real property constituting a tax lot separate from such Real Property or Healthcare Facility, and (ii) with any portion of such Real Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Real Property.

8.14Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Laws or any Loan Document.

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8.15Change of Control. Cause or permit any Change of Control.

8.16Dissolution and Transfers. (i) Engage in any dissolution, liquidation or consolidation or merger with or into any other business entity or (ii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of such Credit Party (including leasehold or other interests in Leases, Licenses and Healthcare Authorizations), except to the extent expressly permitted by the Loan Documents (including pursuant to Schedule 5.3).

8.17Leases. (a)Enter into any Leases of any real property (including any Real Property or any part thereof), as lessor or lessee, without the prior written consent of Lender, other than pursuant to the Operating Leases in effect on the Closing Date.  If Lender shall consent and any RHP Party shall enter into a Lease, such RHP Party shall faithfully keep, observe and satisfy all the obligations on the part of the lessor or lessee, as applicable, to be kept, performed and satisfied under every Lease (including the Operating Leases) from time to time in force, and shall not alter or terminate any such Lease (including the Operating Leases), or any guarantee of such Lease (including the Operating Leases), except in the ordinary course of business, or accept, as lessor, any rentals for more than one (1) month in advance.  Each RHP Party shall submit to Lender for its review and prior written approval all draft agreements, related materials and all other information relating to all proposed Leases, all proposed modifications of any Lease (including any Operating Lease), and all proposed renewals of any Lease.

(b)Substitute or replace any Operator as operator of a Healthcare Facility without the prior written consent of Lender.

(c)Without the prior written approval of Lender, permit any material improvements or alterations to be made to any Healthcare Facility other than in connection with any Restoration permitted pursuant to Section 7.14, as required pursuant to the terms of any Permitted Indebtedness or as required by Applicable Laws.

8.18Indebtedness Cancellation. Cancel or otherwise forgive, release, extend, amend or otherwise modify any claim or debt owed to it by any Person, except for reasonably equivalent consideration and in the ordinary course of its business; provided, however, that the maturity date of the existing first mortgage loan made by Congressional Bank to QC Property Holdings, LLC, a Georgia limited liability company, secured by the Healthcare Facility known as “Quail Creek Nursing Home” may be extended to a date not later than the date that the aggregate amount of extension fees paid or incurred by any RHP Party after the Closing Date in respect of such extensions is Fifty Thousand Dollars ($50,000.00).

8.19Certain Accounting Changes. (a) Change its Fiscal Year end or (b) make any change in its accounting treatment and reporting practices except as required or permitted by GAAP.

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8.20Healthcare Matters. Suffer or permit to occur any of the following:

(a)any transfer of a Healthcare Authorization or rights thereunder to any Person (other than any Credit Party, any Operator or Lender) or to any location other than a Healthcare Facility approved by Lender in advance in writing.

(b)any pledge or hypothecation of any Healthcare Authorization as collateral security for any Indebtedness other than Indebtedness to the Lender hereunder.

(c)any rescission, withdrawal, revocation, amendment or modification of or other alteration to the nature, tenor or scope of any Healthcare Authorization without Lender’s prior written consent, including (I) any change to the authorized licensed beds or units capacity of any Healthcare Facility and/or the number of licensed beds or units approved by the applicable Governmental Authority, and (II) any transfer all or any part of any Healthcare Facility’s authorized units or licensed beds to another site or location.

(d)any voluntary transfer of any resident of any Healthcare Facility to any other facility, unless such transfer is at the request of the resident (without economic incentives being given to the resident by an Affiliate of any Credit Party) or the resident’s payor or is for reasons relating to non-payment or the health, required level of medical care or safety of the resident to be transferred.

8.21Principal Place of Business; Location of Collateral. Change its principal place of business, chief executive office or the location of any of the Collateral without first giving Lender thirty (30) days’ prior notice.

8.22ERISA.

(a)Engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)Maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of any RHP Party to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of any RHP Party to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA.  Each Credit Party shall deliver to Lender such certifications or other evidence from time to time, as requested by Lender in its sole discretion, that (A) no RHP Party nor any ERISA Affiliate maintains or maintained sponsors or sponsored, contributes to or contributed to, has or had any obligations to make contributions to a Plan or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) each RHP Party is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of each RHP Party do not constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101.

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8.23Arrangements with Referral Sources. Enter into arrangements which (i) provide remuneration to Persons in return for referrals to any RHP Party; (ii) receive remuneration from Persons in return for referrals by any RHP Party; or (iii) otherwise violate the provisions of the Federal health care program exclusion provisions (42 U.S.C. §1320a‑7); the Civil Monetary Penalties Act (42 U.S.C. §1320a‑7a), the Federal health care program fraud and abuse provision (42 U.S.C. §1320‑7b) and other such Healthcare Laws.

8.24Restrictive Agreements. Enter into any Restrictive Agreement, except (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 8.24 hereto; (b) a Restrictive Agreement relating to secured Permitted Indebtedness, if such restrictions apply only to the collateral for such Permitted Indebtedness; and (c) customary provisions in leases and other contracts restricting assignment thereof or Liens in the assets or real property covered thereby.

8.25IRS Form 8821. Alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file the IRS Form 8821 required to be filed pursuant to Section 5.2.

8.26Swap Agreements. Enter into any swap, derivatives or other hedge agreements other than those approved by Lender in writing.

8.27Conduct of Business. Engage in any business, other than as conducted on the Closing Date and any activities incidental thereto or otherwise reasonably related thereto.

8.28Federal Employer Identification Number. Change its federal employer identification number.

8.29Operating Leases and Other Material Contracts. Without the prior written consent of the Lender: (i) amend, modify, surrender, terminate, cancel, renew, execute or otherwise extend or reduce the term of any Operating Lease or any guaranty or credit support therefor or any other Material Contract; (ii) consent to any assignment or sublease of any Operating Lease or change of control of any Operator, to the extent that the same requires the consent of any RHP Party pursuant to an Operating Lease, or (iii) exercise any put rights under any Operating Lease.

8.30Publicity. Except as may be required by Legal Requirements, refer to or authorize the use or disclosure of (a) Lender’s name or the name of any Lender Affiliate or (b) any of the terms of the Loans, in each case, in any future news release, advertisement, roadshow, marketing presentation, public filing or other publicity or marketing materials by or relating to any RHP Party, without the prior written consent of Lender; provided, however, that the inclusion of any information referenced in clause (a) or (b) in any publicity or marketing materials shall require prior written notice to Lender (with Lender having an opportunity to object to the description of Lender in such materials) notwithstanding such information may be or may have been included in filings by any RHP Party with the SEC.

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8.31Confidentiality. Disclose the fees and material financial terms of the Loans nor any information regarding Lender’s operational procedures, memoranda, customer lists, banking or investment contacts or networks or any other proprietary information from or relating to Lender with any Person without the prior written consent of Lender, except for disclosures (a) to legal counsel, accountants and other professional advisors who need to know such terms and so long as such Persons agree to maintain the confidential nature thereof, (b) as set forth in Section 8.30, or (iii) as otherwise required by Legal Requirements, and each Credit Party agrees for itself and its Subsidiaries that money damages would not be a sufficient remedy for any breach or threatened breach of this Section 8.31 and that, in addition to all other rights and remedies to which Lender may be entitled to under this Agreement or Applicable Laws (which Lender does not waive by the exercise of any rights hereunder), Lender shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach of this Section 8.31, and Credit Parties, for themselves and their Subsidiaries, hereby waive any requirement for the showing of any actual monetary damages in connection with seeking such relief.

8.32Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures paid or incurred (a) pursuant to a budget approved in writing by Lender or (b) in the ordinary course of business, as a result of a Casualty or Condemnation or mandated by any applicable Legal Requirement, in each case with respect to this clause (b), not exceeding in the aggregate for the RHP Parties on a Consolidated Basis during each Fiscal Year Two Hundred Fifty Thousand Dollars ($250,000.00), but excluding for the purposes of  this clause (b) the aggregate amount (not to exceed Two Million Dollars ($2,000,000.00)) held as reserves or restricted cash pursuant to the terms of HUD-insured loans constituting Permitted Indebtedness secured by one or more Healthcare Facilities.

ARTICLE IX.  COVENANTS OF RHP GUARANTOR.

9.1Fixed Charge Coverage Ratio. Commencing with the Fiscal Quarter ending March, 2018, the RHP Guarantor shall not permit the Fixed Charge Coverage Ratio as of the last day of each Fiscal Quarter during which any Loan is outstanding (calculated for each Test Period ending on such date) to be less than 1.2 to 1.0.

9.2Minimum Liquidity. As of Closing and at all times thereafter, the RHP Guarantor will maintain Minimum Liquidity of not less than (a) Five Hundred Thousand Dollars ($500,000.00) from the Closing Date until the first anniversary thereof; (b) Seven Hundred Fifty Thousand Dollars ($750,000.00) from the first anniversary of the Closing Date until the date that is eighteen (18) months after the Closing Date; and (c) One Million Dollars ($1,000,000.00) from and after the date that is eighteen (18) months after the Closing Date.

9.3Leverage. As of Closing and as of the last day of each Fiscal Quarter during which any Loan is outstanding, the RHP Guarantor shall not permit the ratio of Consolidated Total Indebtedness to Consolidated Total Assets to exceed ninety percent (90%).

9.4Minimum Occupancy. Commencing with the Fiscal Quarter ending March, 2018, the RHP Guarantor shall not permit, as of the last day of each Occupancy Test Period, the aggregate Occupancy for such Occupancy Test Period to be less than seventy-five percent (75%).

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ARTICLE X.  NOTICES AND REPORTING.

10.1Notices. All notices, consents, approvals and requests required or permitted under this Agreement or any other Loan Document (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or, with respect to routine or administrative notices (but specifically excluding notices of Default, Events of Default or acceleration of the Loans) by electronic mail, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):

If to Lender: Pinecone Realty Partners II, LLC

315 S. Beverly Drive, Suite 404

Beverly Hills, CA  90212

If to Credit Parties:  Regional Health Properties, Inc.

454 Satellite Boulevard, Suite 100

Suwanee, GA  30024

A Notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of overnight delivery, upon the first attempted delivery on a Business Day; or, in the case of electronic mail, at the time of delivery.

10.2Notice of Litigation and Other Matters. Each Credit Party shall promptly, and in any event within three (3) Business Days after such Credit Party or any Authorized Officer of such Credit Party obtains knowledge thereof, provide telephonic and written Notice to Lender and each Lender of:

(a)the commencement of all litigation, proceedings and investigations, including  those by or before any Governmental Authority, and all actions and proceedings in any court or before any arbitrator against or involving any RHP Party or any of its properties, assets or businesses, which could reasonably be expected to have a Material Adverse Effect;

(b)any notice of any violation received by any RHP Party from any Governmental Authority including any notice of violation of Healthcare Laws, Environmental Laws or any other Legal Requirements which in any such case could reasonably be expected to have a Material Adverse Effect;

(c)any labor controversy that has resulted in, or threatens to result in, a strike or other work stoppage against any Healthcare Facility;

(d)any attachment, judgment, lien, levy or order exceeding $25,000.00 that may be assessed against any RHP Party excluding judgments that are fully covered by insurance;

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(e)the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the PBGC of any employee benefit plan (“Plan”) covering any officers or employees of any Credit Party, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan;

(f)the occurrence of any Default or Event of Default;

(g)(i) any default under or termination of a Material Contract, or (ii) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect;

(h)any material Environmental Release by any RHP Party or on any property owned, leased or occupied by an RHP Party; or receipt of any Environmental Notice;

(i)the discharge of or any withdrawal or resignation by any RHP Party’s certified independent accountants;

(j)any other material adverse change in the business, Collateral, property, assets, prospects, operations or condition, financial or otherwise, of any RHP Party;

(k)promptly after any material property owned or used by any RHP Party is (i) materially damaged or destroyed, or suffers any other material loss, or (ii) is condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property for the purpose to which such property was used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise, and in either case the amount of the damage, destruction, loss or diminution in value of the Collateral not covered by insurance equals or exceeds $25,000.00 (collectively, a “Casualty Loss”);

(l)(i) the receipt of any notice or request from any Governmental Authority or Government Reimbursement Program regarding any liability or claim of liability, (ii) any pending, threatened or actual investigation or survey of any RHP Party or any Operator or their directors, officers or managing employees by any Government Reimbursement Program, or any nongovernmental payor programs, (iii) any RHP Party or any Operator becoming a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (iv) any RHP Party or any Operator becoming subject to reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (v) any RHP Party or any Operator becoming the subject of any government payor program investigation conducted by any federal or state enforcement agency, (vi) any RHP Party or any Operator becoming a defendant in any qui tam/False Claims Act litigation, (vii) any RHP Party being served with or received any search warrant, subpoena, civil investigative demand or contact letter by or from any federal or state enforcement agency relating to an investigation, (viii) any RHP Party becoming subject to any written complaint filed with or submitted to any Governmental Authority having jurisdiction over such RHP Party or filed with or submitted to such RHP Party pursuant to their policies relating to the filing or submissions of such types of complaints, from employees, independent contractors, vendors, physicians, or any other Person that would indicate that such RHP Party has violated any Law;

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(m)Credit Parties shall, by the fifth (5th) day of each calendar month (but the twentieth (20th) day of each calendar month for operating surveys), provide copies of all cost reports, operating surveys, rate reports, rate computation reports, licensing reports, deficiency notices, recoupment orders or similar reports from any Government Reimbursement Program, each together with true and correct copies thereof, received for the prior calendar month; provided, however, that any Citation shall be provided to Lender within one (1) Business Day after the receipt thereof.  Notwithstanding the above provisions of this paragraph, upon the occurrence of an Event of Default, without limitation on any other rights or remedies, Lender may require delivery of all such reports and other items upon receipt or at such other times as Lender designates; and

(n)Copies of all reports and notices provided or to be provided by any Operator to any RHP Party under any of the Operating Leases.

10.3Financial Statements, Compliance Certificates and Projections. The RHP Guarantor will furnish, or cause to be furnished, to Lender:

(a)Annual Financial Statements.  As soon as available, and in any event within 120 days after the close of each fiscal year of the RHP Guarantor, a Form 10-K as required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, which includes financial information required by such Form 10‑K, such financial information to be in reasonable form and detail and audited by KPMG LLP or another independent registered public accounting firm of recognized national standing reasonably acceptable to the Lender and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect

(b)Quarterly Financial Statements.  As soon as available, and in any event within 60 days after the close of each of the first three fiscal quarters of the RHP Guarantor, a Form 10‑Q as required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, which includes the financial information required by such Form 10‑Q, such financial information to be in reasonable form and detail and accompanied by a certificate of the chief financial officer or treasurer of the RHP Guarantor to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the RHP Guarantor and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

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(c)Officer’s Certificate.  At the time of delivery of the financial statements provided for in clauses (a) and (b) above, a certificate of an Authorized Officer, substantially in the form of Exhibit A, (i) demonstrating compliance with the financial covenants contained in Article XI by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default by the RHP Guarantor exists, or if any such Default or Event of Default does exist, specifying the nature and extent thereof and what action the RHP Guarantor proposes to take with respect thereto.

(d)Reports.  Promptly upon transmission or receipt thereof, copies of any publicly available filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all publicly available financial statements, proxy statements, notices and reports as the RHP Guarantor shall send to its shareholders.

(e)Other Information.  Promptly upon any such request, such other information regarding the business, properties or financial condition of the RHP Guarantor or any of its Subsidiaries as Lender may request.

10.4Other Reports.

(a)Promptly upon receipt thereof, copies of all material reports, if any, submitted to each Credit Party, its Board of Directors or members by its independent public accountants in connection with their auditing function, including any management report and any management responses thereto; and

(b)Such other financial reports and other information regarding the operations, business affairs and financial condition of the RHP Parties as Lender may reasonably request.

10.5Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of each Credit Party to Lender (other than financial forecasts and information prepared by third parties and required to be delivered to Lender by this Agreement) whether pursuant to this Article 10 or any other provision of this Agreement, or any of the Loan Documents, shall be, at the time the same is so furnished, complete and correct in all material respects.

10.6Protected Health Information. All written information, reports, statements and other papers and data furnished by or on behalf of each Credit Party to Lender shall be furnished by each Credit Party in material compliance with all Applicable Laws regarding the use and/or disclosure of patient health information in order to comply with all Applicable Laws governing the security, integrity, and confidentiality of patient health information, including regulations, standards and rules promulgated under the HIPAA/HITECH.  Each Credit Party agrees not to include or disclose any “protected health information” in any such information, reports, statements and other papers or data furnished by or on behalf of each Credit Party to Lender and further agrees to indemnify Lender pursuant to Section 7.18 for any Indemnified Liabilities Lender or any Lender may incur as a result of the provision of any “protected health information” by any Credit Party to Lender or such Lender.

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ARTICLE XI.  DEFAULTS AND REMEDIES.

11.1Events of Default. An “Event of Default” shall exist under this Agreement if any of the following shall occur:

(a)Payment:  If any Borrower fails to make any payment of Principal or interest or any Finance Fee, Prepayment Premium, Late Payment Charge or Expense owing to Lender or any Lender Affiliate in respect to any Loan and the other Obligations on the date such payment is due and payable;

(b)Other Obligations:  If any Borrower fails to make any other payment of any fees, Expenses or other monetary obligations owing to Lender or any Lender Affiliate arising out of or incurred in connection with this Agreement and the other Loan Documents or on the date any such payment is due and payable;

(c)Covenants:  If any Credit Party shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in this Agreement, particularly including those set forth in Articles 7 8, 9 and 10, or those set forth in any other Loan Document (other than a default under Section 7.1(c), which default shall be governed by Section 11.1(g)), and such violation, breach, default or failure shall not be cured within the applicable period (if any) set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Article 7 (other than Sections 7.1(a) and (b), 7.2, 7.7 and 7.14, for which there shall be no cure period) and any covenant, obligation or agreement set forth in any other Loan Document that does not have a cure period specified therefor, there shall be a fifteen (15) calendar day cure period commencing from the earlier of (i) receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any Authorized Officer thereof knew or became aware, or should have known or been aware, of such failure, violation, breach or default;

(d)Representations, Warranties and Information:  If any representation or warranty made, or financial or other information provided, by any Credit Party in this Agreement and any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document provided by any Credit Party in connection with this Agreement or any other Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made or the financial or other information was provided;

(e)Uninsured Loss:  If there shall occur an uninsured damage to or loss, theft or destruction in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate with respect to the Collateral or other properties and assets of any Credit Party;

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(f)Insolvency Proceedings:  If a receiver, liquidator or trustee shall be appointed for any RHP Party; or any RHP Party shall make an assignment for the benefit of creditors or be adjudicated a bankrupt or insolvent under any Debtor Relief Law; or any Insolvency Proceeding, shall be filed by or against, consented to, or acquiesced in by, any RHP Party, as the case may be; provided, however, if such appointment, adjudication, or Insolvency Proceeding was involuntary and not consented to by any RHP Party, as the case may be, only upon the same not being discharged, stayed or dismissed within sixty (60) days;

(g)Other Indebtedness:  If (i) any RHP Party shall default beyond any grace period in the payment of principal or interest of any Indebtedness of such RHP Party in excess of Fifty Thousand Dollars ($50,000.00) in the aggregate to any Person (other than to the Lender under Section 11.1(a) or (b)); or (ii) any Credit Party otherwise defaults under the terms of any such Indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of such Credit Party’s obligations, which are the subject thereof, prior to the Scheduled Maturity Date or prior to the regularly scheduled date of payment;

(h)Liens:  If any Lien in favor of Lender shall cease to be a valid, enforceable First Priority Lien, or if any Credit Party or any Governmental Authority shall assert any of the foregoing;

(i)Healthcare Authorizations:  If (i) any Healthcare Authorization of any Credit Party or any Operator of any Healthcare Facility shall be revoked, fail to be renewed, restricted, suspended or otherwise terminated and such termination, revocation, restriction or failure to renew has or would have a Material Adverse Effect, (ii) any RHP Party or any Operator of any Healthcare Facility shall fail to be eligible for any reason to participate in any Government Reimbursement Program or to accept assignments or rights to reimbursement thereunder or (iii) any Non-Government Payor shall terminate, revoke or fail to renew any right of any RHP Party or any Operator of any Healthcare Facility to participate in any program that provides reimbursement for Healthcare Services and such termination, revocation or failure to renew has or would be have a Material Adverse Effect;

(j)Criminal Proceedings:  If any criminal proceeding is instituted against any RHP Party or any Authorized Officer that has or would have a Material Adverse Effect, or the indictment of any RHP Credit Party or Authorized Officer for any crime other than vehicle tickets and misdemeanors not punishable by jail terms;

(k)Investigations:  If any indication or evidence received by Lender reasonably leads it to believe any RHP Party or any Authorized Officer may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any material property of such RHP Party to any Governmental Authority;

(l)Change of Control:  If any Change of Control shall occur;

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(m)Judgments:  If the aggregate amount of (i) any final judgment for the payment of money (which judgment is not fully and unconditionally covered by insurance) shall be rendered by a court of record against any RHP Party and any such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal, and (ii) any settlement of any case or proceeding by any RHP Party (or establishment of cash or cash equivalent reserves in connection with any such case or proceeding) exceeds Two Hundred Fifty Thousand Dollars ($250,000.00);

(n)Execution Process:  If any Person shall issue any execution or distraint process against the Collateral or any other property of any Credit Party and such execution or distraint shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal;

(o)Termination of Business:  If Credit Party ceases any material portion of its business operations as presently conducted;

(p)Pension Benefits:  If any Credit Party fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer any employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim or a “reportable event” as defined under ERISA occurs;

(q)Material Adverse Change:  If any material adverse change occurs in the Collateral, business, property, assets, prospects, operations or condition, financial or otherwise of any Credit Party, or the occurrence of any other event which has or would have a Material Adverse Effect;

(s)Post Closing Items.  If any Credit Party shall fail to deliver or satisfy any of the post-closing items set forth on Schedule 5.3 hereto within the time periods set forth on such Schedule 5.3;

(r)Policies.  If any of the Policies are not kept in full force and effect, or are not delivered to Lender upon request;

(s)Improvements.  Except as expressly permitted hereunder, the actual or threatened alteration, improvement, demolition or removal of all or any portion of the Improvements without the prior written consent of Lender;

(t)Collateral.  If any of the Collateral is attached or seized by any other party;

(u)Survey Deficiencies.  Any Healthcare Facility has outstanding Medicare or Medicaid survey deficiencies at Level G, H, I, J, K, L or worse that (i) have been outstanding for a period longer than six (6) months after receipt of notice by any Credit Party from Lender, any Governmental Authority or any Operator, or (ii) have resulted in denial of payment for new admissions for a period of six (6) months or more after receipt of notice by any Credit Party from Lender, any Governmental Authority or any Operator as a result of Medicare or Medicaid survey deficiencies or state monitoring, or (iii) have resulted in the imposition by CMS or the applicable state survey agency of sanctions in the form of a program termination or temporary management;

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(v)Admissions Default.  Any Governmental Authority (i) ceases to permit new residents or tenants to be admitted to any Healthcare Facility for a period longer than six (6) months after receipt of notice by any Credit Party from Lender, any Governmental Authority or any Operator or (ii) orders the discharge of any residents or tenants from any Healthcare Facility; or

(w)Leases.  If either the lessor or the lessee under any Lease (including any Operating Lease) is in default (as such term defined in the applicable Lease) or any other default occurs pursuant to the terms of any such Lease.

11.2Remedies.

(a)Acceleration.  Upon the occurrence of an Event of Default (other than an Event of Default described in paragraph (f) of Section 11.1) under or with respect to any Loan and at any time and from time to time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may, and at the instruction of Lender, shall, take such action, without notice or demand, that Lender deems advisable to protect and enforce Lender’s rights against any Credit Party and in and to the Collateral, including declaring all Obligations with respect to the Loans to be immediately due and payable (including unpaid interest, Default Rate interest, Late Payment Charges, Prepayment Premiums, Finance Fees, Early Termination Fees any other amounts owing by the Credit Parties), without notice or demand, and upon any Event of Default described in paragraph (f) of Section 11.1, all such Obligations (including unpaid interest, Default Rate interest, Late Payment Charges, Prepayment Premium, Finance Fees, Early Termination Fees and any other amounts owing by the Credit Parties) shall immediately and automatically become due and payable, without notice or demand, and each Credit Party hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

(b)Remedies Cumulative.  Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against any Credit Party under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared, or be automatically, due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents.  Without limiting the generality of the foregoing, each Credit Party agrees that if an Event of Default is continuing, (i) to the extent permitted by Applicable Law, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Real Property, the Real Property has been sold and/or otherwise realized upon in satisfaction of the Obligations secured thereby or the Obligations have been paid in full.  To the extent permitted by Applicable Law, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any portion of the Real Property for the satisfaction of any of the Obligations in preference or priority to any other portion, and Lender may seek satisfaction out of the entire Real Property or any part thereof, in its discretion.

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(c)Severance.  Lender shall have the right from time to time to sever any Promissory Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations and priorities of payment and liens as Lender shall determine in its discretion for purposes of evidencing and enforcing the rights and remedies of the Lender hereunder.  Each Credit Party shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Each Credit Party hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, each Credit Party ratifying all that such attorney shall do by virtue thereof.

(d)Delay.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender or any Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.  Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of any Mortgage to the extent necessary to foreclose on all or any portion of the Real Property, the rents and receipts therefrom and/or any other collateral.

(e)Lender’s Right to Perform.  If any Credit Party fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after any Credit Party’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of their rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by the Credit Parties to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under Applicable Laws, secured by the Mortgages and other Loan Documents) and shall bear interest thereafter at the Default Rate.  Notwithstanding the foregoing, Lender shall have no obligation to send notice to any Credit Party of any such failure.

11.3Application of Payments After Event of Default or Exercise of Remedies.

Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuation of any Event of Default, or after the exercise of remedies by Lender pursuant to Section 11.2 (or after the Loans (with accrued interest thereon) and all other Obligations under the Loan Documents shall have automatically become due and payable in accordance with the terms of such Section 11.2), all amounts collected or received by Lender in respect of each Loan (on account of the Obligations or any other amounts outstanding under any of the Loan Documents in respect of such Loan or in respect of the Collateral securing the same) shall be applied to amounts outstanding in respect of such Loan, as follows (and each Credit Party irrevocably waives the right to direct the application of any such amounts in any other manner):

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FIRST, to the payment of all fees, costs and Expenses (including the reasonable fees and disbursements of legal counsel for Lender, and the reasonable costs of internal legal counsel) of Lender in connection with enforcing the rights of Lender under the Loan Documents, and any other Obligations owing to Lender in respect of sums advanced by Lender to preserve the Collateral or to preserve its security interest in the Collateral (or any other collateral provided pursuant to any other Loan Document);

SECOND, to payment of that portion of the Obligations consisting of other fees, costs, expenses and indemnities of Lender;

THIRD, to the payment of all of the Obligations consisting of accrued and unpaid interest, including interest at the Default Rate, owing to Lender;

FOURTH, to all Obligations consisting of principal owing to the Lender;

FIFTH, to all other Obligations and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, to the payment of the surplus, if any, to any Credit Party or whoever else may be lawfully entitled to receive such surplus.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided above until exhausted prior to application to the next succeeding category.

11.4Rights to Appoint Receiver. Without limiting and in addition to any other rights, options and remedies Lender have under this Agreement,  the other Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default or the acceleration of the Loans pursuant to Section 11.2, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect, preserve, sell or dispose the Collateral and continue the operation of the business of each Credit Party and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.  EACH CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF RECEIVER AS PROVIDED ABOVE.  EACH CREDIT PARTY (I) GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, (II) ACKNOWLEDGES THAT (A) THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY LendeR IN CONNECTION WITH THE ENFORCEMENT OF ITS RIGHTS AND REMEDIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND (B) THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING Lender TO MAKE THE LOAN; AND (III) AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER

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INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH Lender IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL, THE HEALTHCARE FACILITIES OR ANY OTHER  PROPERTY OF EACH CREDIT PARTY.

11.5Assistance and Cooperation. Each Credit Party agrees to assist and cooperate with Lender, and take any action which Lender may reasonably request or require of such Credit Party, in order to enable Lender to obtain and enjoy the full rights and benefits granted to Lender by the Credit Party under this Agreement and the other Loan Documents, including specifically, at the cost and expense of the Credit Parties, the use of their best efforts to assist in obtaining approval of any Governmental Authority for any transaction or action contemplated thereunder which is necessary under any Law or Contractual Obligation, and specifically the preparation, execution and filing with any such Person of any application for consent to assignment of Governmental Authorizations or otherwise.

11.6License. Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of any Credit Party computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  Any Credit Party’s rights and interests under Intellectual Property shall inure to Lender’s benefit.

11.7Injunctive Relief. Each Credit Party acknowledges and agrees that if such Credit Party fails to perform any covenant or obligation contained herein or under any of the other Loan Documents, Lender may have no adequate remedy in monetary damages and, accordingly, shall be entitled to an injunction, (including a temporary restraining order, preliminary injunction, writ of attachment or order compelling performance) against such non-performance.  Lender shall not be deemed to have waived any other legal or equitable remedies under this Agreement, the other Loan Documents or at law if Lender shall seek injunctive relief under this Section 11.7.  Each Credit Party waives any requirement for the posting of a bond or other security by Lender in connection with any such injunctive relief.

ARTICLE XII.  PARTICIPATIONS AND ASSIGNMENTS.

12.1Sale of Loans. Lender shall have the right at any time and from time to time (i) to sell or otherwise transfer any or all of the Loans or any portion thereof or the Loan Documents or any interest therein to one or more investors, or (ii) to sell participation interests in any Loan to one or more investors.  In connection with any such sale, transfer or participation of any Loan or any portion thereof, each Credit Party shall, at such Credit Party’s expense, use all reasonable efforts and cooperate fully and in good faith with Lender and otherwise assist Lender in consummating any such sale, transfer or participation.  All information regarding any Credit Party or any Collateral may be furnished, without liability to Lender, to any prospective purchaser or participant in the Loans.  All documents, financial statements, appraisals and other data relevant to any Credit Party or the Loans may be exhibited to and retained by any such purchaser or participant in its files.

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ARTICLE XIII.  EFFECTIVE DATE AND TERMINATION.

13.1Effective Date and Termination. This Agreement shall become effective on the Closing Date and shall continue in full force and effect until the Scheduled Maturity Date.  The Credit Parties may terminate this Agreement earlier with at least thirty (30) Business Days’ prior written notice thereof to Lender, upon (a) the payment in full of the outstanding Loans, together with accrued and unpaid interest thereon, (b) the payment in full of the Finance Fee and any Prepayment Premium and (c) the payment in full of all fees, Expenses and other Obligations together with accrued and unpaid interest thereon; provided, however, that, notwithstanding any other provision of any Loan Document, the Credit Parties shall have no right to terminate this Agreement until after the first anniversary of the Closing Date.

13.2Effect of Termination. The termination of this Agreement shall not affect any Credit Party’s, Lender’s or any Lender Affiliate’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated.  Accordingly, each Credit Party waives any rights which it may have under the UCC to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to each Credit Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations shall have been paid in full in immediately available funds.

13.3Survival. All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by any Credit Party in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Loans and any termination of this Agreement until all Obligations are fully performed and indefeasibly paid in full in cash.  The obligations and provisions of Sections 7.17, 7.18, 7.19, 7.21, 13.3, 14.6, 14.7, 14.12, 14.14 and 14.23 shall survive the termination of this Agreement and the other Loan Documents and any payment, in full or in part, of the Obligations.

ARTICLE XIV.  MISCELLANEOUS.

14.1Intentionally Omitted.

14.2Intentionally Omitted.

14.3Lender’s Discretion. Whenever pursuant to this Agreement or any other Loan Document Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender (unless another standard is specified herein, in which event such other standard shall be applicable) and shall be final and conclusive.

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14.4Governing Law.

(A)GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B)SUBMISSION TO JURISDICTION.  EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST LENDER OR ANY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(C)WAIVER OF VENUE.  EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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14.5Modification, Waiver in Writing, No Deemed Consent. Lender’s failure, at any time or times hereafter, to require strict performance by any Credit Party of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.  Any suspension or waiver by Lender of an Event of Default under this Agreement or a default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Lo Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character.  None of the undertakings, agreements, warranties, covenants and representations of the Credit Parties contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing signed by an officer of Lender, and directed to a Credit Party specifying such suspension or waiver.

14.6Waiver of Trial by Jury. EACH CREDIT PARTY HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH CREDIT PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  Lender and each lender is HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 14.6 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY ANY CREDIT PARTY.

14.7Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each Credit Party agree not to assert, and hereby waive, in any legal action or other proceeding, any claim against Lender or any Lender Affiliate, on any theory of liability, for special, indirect, consequential, special, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof.

14.8Headings/Exhibits. The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  The Exhibits attached hereto, are hereby incorporated by reference as a part of the Agreement with the same force and effect as if set forth in the body hereof.

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14.9Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14.10Preferences. To the extent any Credit Party makes a payment to Lender hereunder, or Lender receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Indebtedness or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.  This provision shall survive the expiration or termination of this Agreement and the repayment of the Indebtedness.

14.11Waiver of Notice. No Credit Party shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Lender to the Credit Parties and except with respect to matters for which the Credit Parties are not, pursuant to Applicable Laws, permitted to waive the giving of notice.  Each Credit Party hereby expressly waives the right to receive any notice from Lender with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Lender to any Credit Party.

14.12Remedies of Credit Parties. If a claim or adjudication is made that Lender or any of its agents has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, each Credit Party agrees that Lender nor its respective agents shall be liable for any monetary damages, and such Credit Party’s sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment.  Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.  Each Credit Party specifically waives any claim against Lender and its agents with respect to actions taken by Lender or its agents on such Credit Party’s behalf.

14.13Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

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14.14Offsets, Counterclaims and Defenses. Each Credit Party hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its respective agents or otherwise offset any obligations to make payments required under the Loan Documents.  Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which such Credit Party may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by such Credit Party in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by such Credit Party.

14.15No Usury. Each Credit Party and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 14.15 shall control every other agreement in the Loan Documents.  If the Applicable Law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under any Promissory Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Obligations, or if Lender’s exercise of the option to accelerate the maturity of the Loans or any prepayment by Borrowers results in Borrowers having paid any interest in excess of that permitted by Applicable Law, then it is the Credit Parties’ and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited against the unpaid principal amount of the Obligations (or, if the Obligations have been or would thereby be paid in full, refunded to the Credit Parties), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with Applicable Law, but so as to permit the recovery of the fullest amount otherwise called for thereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Loans shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loans until payment in full so that the rate or amount of interest on account of the Loans does not exceed the maximum lawful rate from time to time in effect and applicable to the Loans for so long as the Loans are outstanding.  Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

14.16Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

14.17No Third Party Beneficiaries. The Loan Documents are solely for the benefit of Lender, Lender and the Credit Parties and nothing contained in any Loan Document shall be deemed to confer upon anyone other than Lender and the Credit Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

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14.18Assignment. The Loans, the Promissory Notes, the Loan Documents and/or any Lender’s rights, title, obligations and interests therein may be assigned by such Lender and any of its successors and assigns in accordance with the terms and conditions set forth in Article XII.  No Credit Party may assign its rights, title, interests or obligations under this Agreement or under any of the other Loan Documents.

14.19Set-Off. Without limiting and in addition to any other rights, options and remedies Lender have under this Agreement, the other Loan Documents, the UCC, at law or in equity, Lender shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by each Credit Party to the extent permitted by Applicable Law, upon any amount becoming due and payable by any Credit Party hereunder or under any Swap Agreement (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Lender to or for the credit or the account of any Credit Party.  Lender agrees promptly to notify the Credit Parties after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

14.20Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile machine, portable document format (“PDF”) or other electronic means shall be as effective as delivery of a manually executed counterpart of this Agreement.  The effectiveness of any such documents and signatures shall, subject to Applicable Laws, have the same force and effect as manually signed originals and shall be binding on the Credit Parties and Lender.  Lender may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.  No party may raise the use of a telecopier, facsimile machine, PDF or other electronic means, or the fact that any signature was transmitted through the use of a telecopier, facsimile machine, PDF or other electronic means, as a defense to the enforcement of this Agreement.

14.21Intentionally Omitted.

14.22Intentionally Omitted.

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14.23Release of Claims. Each Credit Party does hereby (i) waive any claim in tort, contract or otherwise which such Credit Party may have against Lender, any Lender, any of their respective Affiliates or their respective officers, directors, agents, or employees (collectively, “Lender Agents”) which may arise out of the relationship between any such Credit Party and any such Person prior to the Closing Date; and (ii) absolutely and unconditionally releases and discharges Lender, each Lender, each of their respective Affiliates and the Lender Agents from any and all claims, causes of action, losses, damages or expenses which may arise out of any relationship between it and Lender, such Lender, any such Affiliate or the Lender Agents which such Credit Party may have as of the Closing Date.  Each Credit Party acknowledges that it makes this waiver and release knowingly, voluntarily and only after considering the ramifications of this waiver and release with its legal counsel.

14.24Acting Through Agents. In exercising any rights under the Loan Documents or taking any actions provided for therein, Lender may act through its employees, agents or independent contractors as authorized by Lender.  The Credit Parties shall authorize their accounting firm and/or service bureaus to provide Lender with such information as is requested by Lender in accordance with this Agreement.  Each Credit Party authorizes Lender to contact directly any such accounting firm and/or service bureaus to obtain such information.

[Remainder of page intentionally left blank; Signature page follows.]

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BORROWERS:

CP PROPERTY HOLDINGS, LLC, a Georgia limited liability company

By:
Name:
Title:

NORTHWEST PROPERTY HOLDINGS, LLC, a Georgia limited liability company

By:
Name:
Title:

ATTALLA NURSING ADK, LLC, a Georgia limited liability company

By:
Name:
Title:

ADCARE PROPERTY HOLDINGS, LLC, a Georgia limited liability company

By:
Name:
Title:

[Signature Page to Loan Agreement]

GUARANTORS:

REGIONAL HEALTH PROPERTIES, INC., a Georgia corporation

By:
Name:
Title:

ADCARE PROPERTY HOLDINGS, LLC, a Georgia limited liability company

By:
Name:
Title:

HEARTH & HOME OF OHIO, INC., a Georgia limited liability company

By:
Name:
Title:

LENDER:

PINECONE REALTY PARTNERS II, LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Loan Agreement]

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[Signature Page to Loan Agreement]

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